Exhibit 10.1

MORTGAGE WAREHOUSE

LOAN AND SECURITY AGREEMENT

AMONG

CENTERLINE MORTGAGE CAPITAL INC.,
A DELAWARE CORPORATION,

AND

CENTERLINE MORTGAGE PARTNERS INC.,
A DELAWARE CORPORATION,

AS BORROWERS,

AND

CAPITAL ONE, NATIONAL ASSOCIATION,
a National Banking Association

Dated as of April 25, 2012

TABLE OF CONTENTS

1.	THE CREDIT		1
	1.1	The Warehousing Commitment	1
	1.2	Expiration of Warehousing Commitment	1
	1.3	Warehousing Note	1
	1.4	Replacement of Warehousing Note	2
2.	PROCEDURES FOR OBTAINING ADVANCES		1
	2.1	Advances	1
3.	INTEREST, PRINCIPAL AND FEES		1
	3.1	Interest	1
	3.2	Interest Limitation	2
	3.3	Principal Payments	2
	3.4	Warehousing Commitment Fee	4
	3.5	Non-Usage Fees	4
	3.6	Miscellaneous Fees and Charges	5
	3.7	Overdraft Advances	5
	3.8	Method of Making Payments	5
	3.9	Billings	5
	3.10	Default Rate	6
	3.11	Late Charges	6
	3.12	Additional Provisions Relating to Interest Rate	6
	3.13	Continuing Authority of Authorized Representatives	8
	3.14	Charging Accounts	8
4.	COLLATERAL		1
	4.1	Grant of Security Interest	1
	4.2	Maintenance of Collateral Records	2
	4.3	Release of Security Interest in Pledged Loans and Pledged Securities	2
	4.4	Collection and Servicing Rights	4
	4.5	Return of Collateral at End of Warehousing Commitment	4
	4.6	Delivery of Collateral Documents	4
	4.7	Borrowers Remain Liable	5
	4.8	Further Assurance	5
	4.9	Authenticated Record	5
5.	CONDITIONS PRECEDENT		1
	5.1	Initial Advance	1
	5.2	Each Advance	3
	5.3	Force Majeure	4
6.	GENERAL REPRESENTATIONS AND WARRANTIES		1
	6.1	Place of Business	1
	6.2	Organization; Good Standing; Subsidiaries	1
	6.3	Authorization and Enforceability	1
	6.4	Approvals	2
	6.5	Financial Condition

	6.6	Litigation	2
	6.7	Compliance with Laws	3
	6.8	Regulation U	3
	6.9	Investment Company Act	3
	6.10	Payment of Taxes	3
	6.11	Agreements	4
	6.12	Title to Properties	4
	6.13	ERISA	4
	6.14	No Retiree Benefits	4
	6.15	Assumed Names	5
	6.16	Servicing	5
	6.17	Fiscal Year	5
	6.18	Identification Numbers	5
	6.19	Foreign Assets Control Regulations	5
7.	AFFIRMATIVE COVENANTS		1
	7.1	Payment of Obligations	1
	7.2	Financial Statements	1
	7.3	Other Borrowers Reports	2
	7.4	Maintenance of Existence; Conduct of Business	2
	7.5	Compliance with Applicable Laws	3
	7.6	Inspection of Properties and Books; Operational Reviews	3
	7.7	Notices	3
	7.8	Payment of Debt, Taxes and Other Obligations	4
	7.9	Insurance	4
	7.10	Closing Instructions	5
	7.11	Subordination of Certain Indebtedness	5
	7.12	Other Loan Obligations	5
	7.13	ERISA	5
	7.14	Use of Proceeds of Advances	5
	7.15	Maintenance of Escrow Deposits	6
8.	NEGATIVE COVENANTS		1
	8.1	Restrictions on Indebtedness; Contingent Liabilities	1
	8.2	Restrictions on Liens, Etc.	2
	8.3	Servicing Contracts	4
	8.4	Restrictions on Fundamental Changes	4
	8.5	Subsidiaries	4
	8.6	Deferral of Subordinated Debt	4
	8.7	Loss of Eligibility	5
	8.8	Accounting Changes	5
	8.9	Debt Service Coverage Ratio	5
	8.10	Minimum Tangible Net Worth	5
	8.11	Liquidity	5
	8.12	Minimum Eligible Servicing Portfolio; Servicing Delinquencies	5
	8.13	Distributions to Shareholders	6
	8.14	Transactions with Affiliates

	8.15	Recourse Servicing Contracts	6
9.	SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL		1
	9.1	Special Representations and Warranties Concerning Eligibility as Seller/Servicer of Mortgage Loans	1
	9.2	Special Representations and Warranties Concerning Warehousing Collateral	1
	9.3	Special Affirmative Covenants Concerning Warehousing Collateral	4
	9.4	Special Negative Covenants Concerning Warehousing Collateral	5
	9.5	Special Representation and Warranty Concerning Fannie Mae DUS Program Reserve Requirements	5
	9.6	Special Representations and Warranties Concerning FHA Mortgage Loans	6
10.	DEFAULTS; REMEDIES		1
	10.1	Events of Default	1
	10.2	Remedies	3
	10.3	Application of Proceeds	6
	10.4	Lender Appointed Attorney-in-Fact	6
	10.5	Right of Set-Off	6
11.	MISCELLANEOUS		1
	11.1	Notices	1
	11.2	Reimbursement Of Expenses; Indemnity	1
	11.3	Financial Information	3
	11.4	Terms Binding Upon Successors; Survival of Representations	3
	11.5	Assignment	3
	11.6	Amendments	4
	11.7	Governing Law	4
	11.8	Participations	4
	11.9	Relationship of the Parties	4
	11.10	Severability	5
	11.11	Consent to Credit References	5
	11.12	Counterparts	5
	11.13	Headings/Captions	5
	11.14	Entire Agreement	5
	11.15	Consent to Jurisdiction	5
	11.16	Waiver of Jury Trial	6
	11.17	Waiver of Punitive, Consequential, Special or Indirect Damages	6
	11.18	Confidentiality	6
	11.19	Joint and Several Liability	7
12.	DEFINITIONS; TERMS OF CONSTRUCTION		1
	12.1	Defined Terms	1
	12.2	Other Definitional Provisions; Terms of Construction	17

EXHIBITS

Exhibit A	Form of Advance Request

Exhibit B-1 Fannie Mae DUS	Procedures and Documentation for Warehousing Fannie Mae DUS Mortgage Loans

Exhibit B-2 FHA/GNMA	Procedures and Documentation for Warehousing FHA Permanent Mortgage Loans, FHA Construction Mortgage Loans and related Ginnie Mae Mortgage-backed Securities

Exhibit B-3 Freddie Mac	Procedures and Documentation for Warehousing Freddie Mac Program Loans

Exhibit C	Authorized Representatives

Exhibit D	Subsidiaries

Exhibit E	Form of Compliance Certificate

Exhibit F	Schedule of Servicing Portfolio

Exhibit G	Assumed Names

Exhibit H	Eligible Loans

Exhibit I	Collateral Operations Fee Schedule

Exhibit J-1	Permitted Indebtedness

Exhibit J-2	Permitted Existing Liens

Exhibit K	Approved Investors

Exhibit L	Scheduled Contingent Liabilities

Exhibit M	Form of Trust Receipt

Exhibit L	Identification Numbers and Account Numbers

MORTGAGE WAREHOUSE
LOAN AND SECURITY AGREEMENT

MORTGAGE WAREHOUSE LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of April 25, 2012 by and among CENTERLINE MORTGAGE CAPITAL INC., a Delaware corporation (“CMC”), CENTERLINE MORTGAGE PARTNERS INC., a Delaware corporation (“CMP” and together with CMC collectively referred to as “Borrowers” and each individually as a “Borrower”) and CAPITAL ONE, NATIONAL ASSOCIATION (“Lender”)

NOW, THEREFORE, the parties to this Agreement agree as follows:

1. THE CREDIT

1.1 The Warehousing Commitment

On the terms and subject to the conditions and limitations of this Agreement, including without limitation all of the Exhibits hereto, Lender agrees to make advances (“Advances”) to Borrowers from the Closing Date to the Business Day immediately preceding the Maturity Date, during which period Borrowers may borrow, repay and reborrow in accordance with the provisions of this Agreement (the “Warehousing Commitment”).  Lender has no obligation to make Advances in an aggregate amount outstanding at any time (including after giving effect to any requested Advance) in excess of the Warehousing Commitment Amount or of any Sublimit.  While a Default or Event of Default exists, Lender may refuse to make any additional Advances to Borrowers.  All Advances under this Agreement constitute a single indebtedness, and all of the Collateral is security for the Warehousing Note and for the performance of all of the Obligations.  The aggregate amount of all Advances outstanding from time to time hereunder may be hereinafter collectively referred to as the “Loan.”

1.2 Expiration of Warehousing Commitment

The Warehousing Commitment expires on the earlier of (“Maturity Date”): (a) April 25, 2013, as such date may be extended in writing by Lender, in its sole discretion, on which date the Warehousing Commitment will expire of its own term and the Advances will become due and payable without the necessity of Notice or action by Lender; or (b) the date the Warehousing Commitment is terminated and the Advances become due and payable under Section 10.2(a) or (b).  Notwithstanding the foregoing, the Borrowers may terminate the Warehousing Commitment upon not less than thirty (30) days prior written Notice to the Lender.

1.3 Warehousing Note

Advances are evidenced by Borrowers’ promissory note, payable to Lender on the form prescribed by Lender (“Warehousing Note”).  The “Warehousing Note” as used in this Agreement includes all amendments, restatements, renewals and replacements of the original Warehousing Note and all substitutions for it.  All terms and provisions of the Warehousing Note are incorporated into this Agreement.

Page 1-1

1.4 Replacement of Warehousing Note

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Warehousing Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Warehousing Note or other security document and receipt by Borrowers of customary indemnification from Lender,  Borrowers will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

End of Article 1

Page 1-2

2. PROCEDURES FOR OBTAINING ADVANCES

2.1 Advances

To obtain an Advance under this Agreement, Borrowers must deliver to Lender a completed and signed request for an Advance on the then current form approved by Lender (“Advance Request”) no later than 2:00 p.m. on the Business Day before the Business Day on which Borrowers desire the Advance.  Advance Requests received by Lender after 2:00 p.m. on a Business Day will be deemed received on the following Business Day.  Subject to the delivery of an Advance Request and the satisfaction of the conditions set forth in Sections 5.1 and 5.2, Borrowers may obtain an Advance under this Agreement upon compliance with the procedures set forth in this Section and in the applicable Exhibit B, including delivery to Lender of all Collateral Documents on the respective applicable dates required for such delivery.  Lender’s current form of Advance Request is set forth in Exhibit A.  Upon not less than one (1) Business Days’ prior Notice to Borrowers, Lender may modify its form of Advance Request, and any other Exhibit or document referred to in this Section to conform to current legal requirements and/or customary practices of mortgage warehousing lenders, and, as so modified, those Exhibits and documents will become part of this Agreement.

End of Article 2

Page 2-1

3. INTEREST, PRINCIPAL AND FEES

3.1 Interest

3.1(a) Except as provided in Section 3.1(c) and 3.10, the outstanding principal amount of the Loan from time to time shall bear interest at the Applicable Daily Floating LIBOR Rate or the Applicable Base Rate, until paid in full, as designated by Borrowers in the applicable Advance Request.  Subject to and upon the terms and conditions hereof, if at any time a Base Rate Loan is made under the circumstances set forth in Section 3.12(b) or 3.12(e), such Base Rate Loan shall convert, upon prior written notice to Borrowers from Lender, to a LIBOR Loan as soon as the BBA LIBOR Daily Floating Rate is once again being made available by Lender or the condition described in Section 3.12(b) or 3.12(e) no longer exists; provided that Borrowers do not instruct Lender to continue such Loan as a Base Rate Loan within one (1) Business Day of receiving such notice.  Notwithstanding any of the foregoing to the contrary, if Borrowers fail to elect whether any Advance shall bear interest at the Applicable Daily Floating LIBOR Rate or the Applicable Base Rate, such Advance shall bear interest at the Applicable Daily Floating LIBOR Rate.

3.1(b) All interest shall be: (i) payable monthly in arrears commencing on the first day of the calendar month following the calendar month in which the Closing Date occurs, and the first day of each month thereafter until the principal, together with all interest and other charges payable with respect to the Advances, shall be fully paid; and (ii) calculated on the basis of a 360 day year and the actual number of days elapsed.  Each change in the applicable Reference Rate shall simultaneously change the Applicable Rate payable under this Agreement. Changes in the rate of interest resulting from the changes in the applicable Reference Rate shall take place immediately without prior notice or demand of any kind.

3.1(c) If, for any reason, (i) Borrowers repay an Advance on the same day that it was made by Lender, or (ii) Borrowers instruct Lender not to make a previously requested Advance after Lender has reserved funds or made other arrangements necessary to enable Lender to fund that Advance, Borrowers agree to pay to Lender an administrative fee equal to one (1) day of interest on that Advance at a rate of one and one-half percent (1.5%) per annum.  Administrative fees are due and payable within five (5) Business Days after Notice from Lender.  In addition to the foregoing administrative fee, and notwithstanding any other provision of this Agreement, any such Advance that is repaid on the same day that it was made shall bear interest for such day at the same rate as all other Advances, and otherwise shall be subject to all other provisions of this Agreement generally applicable to Advances, except if (i) such payment is received by Lender by the time specified in Section 3.8(a), and (ii) such Advance was not used by Borrowers for any purpose (for example, because the transaction to be funded by Borrowers utilizing the proceeds of such Advance did not close), then there will be no interest on such returned Advance.

3.1(d) Lender’s determination of the Applicable Rate as of any determination date shall be conclusive and binding, absent manifest error.

Page 3-1

3.1(e)  Notwithstanding any contrary provision of this Agreement (including Section 3.14 hereof), Lender is hereby authorized to charge the Clearing Account with the amount of the interest payable from time to time on the respective due dates therefor.

3.2 Interest Limitation

If, at any time, the rate of interest, together with all amounts which constitute or are deemed under any applicable law to constitute interest and which are reserved, charged or taken by Lender as compensation for fees, services or expenses incidental to the making, negotiating or collecting of the Loan, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Lender to Borrowers under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

3.3 Principal Payments

3.3(a) Borrowers must pay Lender the outstanding principal amount of all Advances on the Maturity Date or such earlier date as provided herein.

3.3(b) Borrowers may repay all or any portion of the Loan without premium or penalty at any time, subject to payment of amounts specifically provided for herein resulting from such payment.

3.3(c) Upon telephonic or written Notice to Borrowers by Lender, Borrowers must pay to Lender, and Borrowers authorize Lender to charge Borrowers’ Clearing Account for, the amount of any outstanding Advance against a specific Pledged Asset upon the earliest occurrence of any of the following events:

(1)   For any Pledged Loan, the Warehouse Period elapses;

(2)   For any Pledged Loan, the Shipped Period elapses;

(3)   On the date an Advance was made, if the Pledged Loan to be funded by that Advance is not closed and funded;

(4)   One (1) Business Day elapses from the date an Advance was made against a Pledged Loan, without receipt of the Collateral Documents relating to that Pledged Loan required to be delivered on that date;

(5)   Ten (10) Business Days elapse without the return of a Collateral Document delivered by Lender to Borrowers under a Trust Receipt for correction or completion;

Page 3-2

(6)   On the date on which a Pledged Loan is determined to have been originated based on untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not Borrowers had knowledge of the misrepresentation, incomplete or incorrect information or fraud;

(7)   On the date on which Borrowers know, have reason to know, or receive Notice from Lender, that (A) one or more of the representations and warranties set forth in Article 9 were inaccurate or incomplete in any material respect on any date when made or deemed made, or (B) Borrowers have failed to perform or comply with any covenant, term or condition applicable to it set forth in Article 9;

(8)   On the date the Pledged Loan or a Lien prior to the Mortgage securing repayment of the Pledged Loan is defaulted and remains in default for a period of thirty (30) days or more;

(9)   On the mandatory delivery date of the related Purchase Commitment, if the specific Pledged Loan has not been delivered under the Purchase Commitment prior to such mandatory delivery date, or on the date the related Purchase Commitment expires or is terminated;

(10)   Three (3) Business Days after the date a Pledged Mortgage is rejected for purchase by an Investor, unless another Purchase Commitment is provided within that three (3) Business Day period;

(11)   Upon the sale, other disposition or prepayment in full of any Pledged Asset or, with respect to a Pledged Loan included in an Eligible Mortgage Pool, upon the sale or other disposition of the related Agency Security; or

(12)   With respect to any Pledged Loan, any of the Collateral Documents, upon examination by Lender, are found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment.

3.3(d) In addition to the payments required by Sections 3.3(a) and 3.3(c), if the principal amount of any Pledged Loan is prepaid in part while an Advance is outstanding against the Pledged Loan, Borrowers must pay to Lender within three (3) Business Days after Borrowers’ receipt of such amount, without the necessity of prior demand or Notice from Lender, and Borrowers authorize Lender to charge Borrowers’ Clearing Account for, the amount of the prepayment, to be applied against the Advance.

3.3(e) The proceeds of the sale, other disposition or refinancing of Pledged Assets must be paid directly by the Investor or other obligor to the Lender Only Account.  Borrowers must give Notice to Lender in writing (or by telephone followed promptly by written Notice) of the Pledged Assets for which proceeds of refinancing, payment, modification, sale, or other disposition have been received. Upon receipt of Borrowers’ Notice, Lender will apply any proceeds deposited into the Lender Only Account to the payment of the Advances related to the Pledged Assets identified by Borrowers in their Notice, and those Pledged Assets will be considered to have been redeemed from pledge to the extent the related Advance has been paid in full. Lender is entitled to rely upon Borrowers’ affirmation that deposits in the Lender Only Account represent payments from Investors for the purchase of the Pledged Assets specified by Borrowers in their Notice.  If the payment from an Investor for the purchase of Pledged Assets is less than the outstanding Advances against the Pledged Assets identified by Borrowers in their Notice, Borrowers must pay to Lender, and Borrowers authorize Lender to charge Borrowers’ Clearing Account in, an amount equal to that deficiency. As long as no Default or Event of Default exists, Lender will transfer to Borrowers’ Clearing Account any excess payment from an Investor for Pledged Assets.

Page 3-3

3.3(f) Lender reserves the right to revalue any Pledged Loan that is not (i) covered by a Purchase Commitment from Fannie Mae, (ii) covered by a Purchase Commitment from Freddie Mac or (iii) an FHA Project Mortgage Loan or an FHA Construction Mortgage Loan, in each case if such Pledged Loan is to be exchanged for an Agency Security and such Agency Security is not covered by a Purchase Commitment.  Borrowers must pay to Lender, without the necessity of prior demand or Notice from Lender, and Borrowers authorize Lender to charge Borrowers’ Clearing Account for, any amount required after any such revaluation to reduce the principal amount of the Advance outstanding against the revalued Pledged Loan to an amount equal to the Advance Rate for the applicable type of Eligible Loan multiplied by the Fair Market Value of the Mortgage Loan.

3.4 Warehousing Commitment Fee

On the Closing Date, Borrowers shall pay Lender a fee (“Warehousing Commitment Fee”) in the amount set forth in the Fee Letter. The Warehousing Commitment Fee is fully earned as of the date hereof, and is non-refundable.  Borrowers are not entitled to a reduction in the amount of the Warehousing Commitment Fee if (i) the Warehousing Commitment Amount is reduced or (ii) the Warehousing Commitment is terminated at the request of Borrowers or as a result of an Event of Default.

3.5 Non-Usage Fees

3.5(a) At the end of each Calendar Quarter during the term of this Agreement, Lender will determine the “Daily Unused Portion” for such Calendar Quarter (or applicable portion thereof), by (i) determining for each day during the applicable period the difference between (x) the Warehousing Commitment Amount on each such day, minus (y) the aggregate principal amount of outstanding Advances on each such day, (ii) summing the results of the preceding determinations for each day in the applicable period, and (iii) dividing the sum of such daily determinations by the number of days in the applicable period.  Borrowers must pay to Lender a fee (“Non-Usage Fee”) in the amount of the Applicable Nonusage Rate per annum of the Daily Unused Portion for such Calendar Quarter.  The Non-Usage Fee is payable quarterly, in arrears on the second (2nd) Business Day of the month following the last day of each Calendar Quarter.  Lender computes the Non-Usage Fee on the basis of the actual number of days in each Calendar Quarter and a year of 360 days.  If the date set forth in clause (a) of the definition of Maturity Date occurs on a day other than the last day of a Calendar Quarter, Borrowers must pay the prorated portion of the Non-Usage Fee due from the beginning of the then current Calendar Quarter to and including that date.

Page 3-4

3.5(b) Lender’s determination of the Non-Usage Fee for any period is conclusive and binding, absent manifest error.

3.5(c) Notwithstanding any contrary provision of this Agreement (including Section 3.14 hereof), Lender is hereby authorized to charge the Clearing Account with the amount of the Non-Usage Fees payable from time to time on the respective due dates therefor.

3.6 Miscellaneous Fees and Charges

Borrowers must pay and/or reimburse Lender, as applicable, for all Miscellaneous Fees and Charges.  Borrowers must pay all Miscellaneous Fees and Charges within ten (10) Business Days after the date of Lender’s invoice.

3.7 Overdraft Advances

If, pursuant to this Agreement, Lender debits Borrowers’ Clearing Account to honor an item presented against the Clearing Account and that debit or direction results in an overdraft, Lender may, but in no event shall be obligated to, make an additional Advance to fund that overdraft (“Overdraft Advance”).  Borrowers must pay (a) the outstanding amount of any Overdraft Advance, within one (1) Business Day after the date of the Overdraft Advance, and (b) interest on the amount of the Overdraft Advance, at a rate per annum equal to the Applicable Rate plus 2% within five (5) Business Days after Notice from Lender.

3.8 Method of Making Payments

3.8(a) All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments: (i) by direct charge to the Clearing Account of Borrowers, (ii) by wire transfer to Lender, or (iii) by transfer from the Lender Only Account as provided herein.  Payments shall be credited on the Business Day on which immediately available funds are received prior to 2:00 P.M.; payments received after 2:00 P.M. shall be credited to the Loan on the next Business Day. Payments which are by check, which Lender may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to Lender, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank.  All payments shall be applied first to the payment of all fees, expenses, and other amounts due to Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal, provided, however, that after the occurrence and during the continuation of an Event of Default, payments will be applied to the Obligations as Lender determines.

3.8(b) While a Default or Event of Default exists, Borrowers authorize Lender to charge Borrowers’ Clearing Account for any Obligations due and payable to Lender, without the necessity of prior demand or notice from Lender.

Page 3-5

3.9 Billings

Lender may submit monthly billings reflecting payments due; provided, however, that any changes in the interest rate and in the outstanding amount of the Loan which occur between the date of billing and the due date may be reflected in adjustments in the billing for a subsequent month. Neither the failure of Lender to submit a bill, nor any error in any such bill shall excuse Borrowers from the obligation to make full payment of all Borrowers’ payment obligations when due.

3.10 Default Rate

Lender shall have the option of imposing, and Borrowers shall pay upon billing therefor, an interest rate which is five percent (5%) per annum above the Applicable Rate (“Default Rate”): (a) following any Event of Default, unless and until the Event of Default is waived by Lender in writing or cured (if and to the extent cure is permitted hereunder or required by applicable law to be accepted by Lender); and (b) after the Maturity Date.

3.11 Late Charges

Borrowers shall pay, upon billing therefor, a “Late Charge” equal to five percent (5%) of the amount of any payment of principal (other than principal due at the Maturity Date or the date on which Lender accelerates the time for payment of the Loan after the occurrence of an Event of Default), interest, or fees, which are not paid within ten (10) Business Days of the due date thereof.  Late Charges are: (a) payable in addition to, and not in limitation of, the Default Rate; (b) intended to compensate Lender for administrative and processing costs incident to late payments; (c) not interest; and (d) not subject to refund or rebate or credit against any other amount due.

3.12 Additional Provisions Relating to Interest Rate

3.12(a) If Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy), then, upon notice from Lender to Borrowers and delivery by Lender of a statement setting forth the reduction in the rate of return experienced by Lender and the amount necessary to compensate Lender under this Section 3.12(a), Borrowers shall be obligated to pay to Lender such additional amount or amounts as will compensate Lender for such reduction.  Each determination by Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

Page 3-6

3.12(b) Any and all payments by Borrowers to or for the account of Lender hereunder shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.12(b)) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, (iii) Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrowers shall furnish to Lender, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

3.12(c) Borrowers also agree to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or from the execution or delivery of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).  Further, if Borrowers shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under this Agreement to Lender, Borrowers shall also pay to Lender, at the time interest is paid, such additional amount that Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that Lender would have received if such Taxes or Other Taxes had not been imposed.

3.12(d) Borrowers agree to indemnify Lender for (i) the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.12) paid by Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto; (ii) any other amounts payable under Section 3.12(d) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this Section 3.12(d) shall be made within 30 days after the date Lender makes a demand therefor.

3.12(e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any change in law shall make it unlawful for Lender to make Advances as LIBOR Loans, or to maintain outstanding Advances as LIBOR Loans or to give effect to its obligations as contemplated hereby with respect to the Loan or any particular Advance as a LIBOR Loan or (y) at any time Lender reasonably determines that the making or continuance of any of LIBOR Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market, Lender, may, by written notice to Borrowers (i) declare that LIBOR Loans will not thereafter be made by Lender hereunder, whereupon all subsequent Advances will be made as Base Rate Loans unless such declaration shall be subsequently withdrawn; and/or (ii) require that any then outstanding Advances be converted to Base Rate Loans, as of the effective date of such notice.

Page 3-7

3.13 Continuing Authority of Authorized Representatives

Lender is authorized to rely upon the continuing authority of the Persons hereafter designated by Borrowers (“Authorized Representatives”) to bind Borrowers with respect to all matters pertaining to the Loan and the Loan Documents, including, but not limited to, the submission of requests for Advances, and certificates with regard thereto, instructions with regard to the Clearing Account and, to the extent permitted under this Agreement, the Collateral, and matters pertaining to the procedures and documentation for Advances.  Such authorization may be changed only upon written notice to Lender accompanied by evidence, reasonably satisfactory to Lender, of the authority of the person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Lender.  The Authorized Representatives as of the Closing Date are listed on Exhibit C.  Lender shall have a right of approval, not to be unreasonably withheld or delayed, over the identity of the Authorized Representatives so as to assure Lender that each Authorized Representative is a responsible and senior official of Borrowers.

3.14 Charging Accounts

Lender is hereby authorized, on or after the due date, to charge the Lender Only Account and/or the Clearing Account (but without duplication) with the amount of all principal and interest payments due under this Agreement, the Warehousing Note or the other Loan Documents and upon the occurrence and during the continuation of an Event of Default, Lender is hereby authorized on or after the due date, to charge (but without duplication) such Lender Only Account, the Clearing Account, and/or any other account that is not a Third Party Deposit Account, with the amount of all unpaid fees, costs and expenses to which Lender is entitled under this Agreement. The failure of Lender to so charge such account shall not affect or limit Borrowers’ obligation to make any required payment.

End of Article 3

Page 3-8

4. COLLATERAL

4.1 Grant of Security Interest

As security for the payment of the Warehousing Note and for the performance of all of Borrowers’ Obligations, each Borrower grants a security interest to Lender in all of such Borrower’s right, title and interest in and to the following described property, whether now existing or hereafter acquired (“Collateral”):

4.1(a) All amounts advanced by Lender to or for the account of a Borrower under this Agreement to fund a Mortgage Loan until that Mortgage Loan is closed and those funds disbursed.

4.1(b) All Mortgage Loans, including all Mortgage Notes, Mortgages and Security Agreements evidencing or securing those Mortgage Loans that are delivered or caused to be delivered to Lender (including delivery to a third party on behalf of Lender), or that otherwise come into the possession, custody or control of Lender or in respect of which Lender has made an Advance under this Agreement (collectively, “Pledged Loans”).

4.1(c) All Mortgage-backed Securities that are created in whole or in part on the basis of Pledged Loans or that are delivered or caused to be delivered to Lender or that otherwise come into the possession, custody or control of Lender or its agent, bailee or custodian or assignee in connection with this Agreement, or that are pledged to Lender in connection with this Agreement, or that are registered by book-entry in the name of Lender (including registration in the name of a third party on behalf of Lender), in each case for the purpose of pledge, or in respect of which an Advance has been made by Lender under this Agreement (collectively, “Pledged Securities”).

4.1(d) All private mortgage insurance and all commitments issued by the FHA to insure or guarantee any Mortgage Loans included in the Pledged Loans; all Purchase Commitments held by a Borrower covering Pledged Loans or Pledged Securities or proposed Pledged Loans, and all proceeds from the sale of Pledged Loans or Pledged Securities to Investors pursuant to those Purchase Commitments; and all personal property, contract rights, servicing rights or contracts and servicing fees and income or other proceeds, amounts and payments payable to a Borrower as compensation or reimbursement, accounts, deposit accounts and/or securities accounts subject to the Custody Agreement and related to the Pledged Loans or Pledged Securities, payments, intangibles and general intangibles of every kind relating to Pledged Loans, Pledged Securities, and to any Purchase Commitments, FHA commitments, private mortgage insurance and commitments (subject to any enforceable restrictions on the pledge thereof under the applicable requirements of Fannie Mae and Freddie Mac), and all other documents or instruments relating to Pledged Loans and Pledged Securities, including any interest of a Borrower in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to Pledged Loans.

Page 4-1

4.1(e) All escrow accounts (to the extent permitted by applicable law), documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the Pledged Loans) and other information and data of a Borrower relating to the Pledged Loans (but not including Third Party Deposit Accounts).

4.1(f) All cash, whether now existing or acquired after the date of this Agreement, delivered to or otherwise in the possession of Lender or Lender’s agent, bailee or custodian or designated on the books and records of a Borrower as assigned and pledged to Lender, including all cash deposited in the Clearing Account or the Lender Only Account.

4.1(g) All Hedging Arrangements related to the Pledged Loans (“Pledged Hedging Arrangements”) and such Borrower’s accounts in which those Hedging Arrangements are held (“Pledged Hedging Accounts”), including all rights to payment arising under the Pledged Hedging Arrangements and the Pledged Hedging Accounts, except that Lender’s security interest in the Pledged Hedging Arrangements and Pledged Hedging Accounts applies only to benefits, including rights to payment, related to the Pledged Loans.

4.1(h) All cash and non-cash proceeds of the Collateral, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, the Collateral, and all products and proceeds of the Collateral, together with whatever is receivable or received when the Collateral or proceeds of Collateral are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any cause of action affecting or relating to the Collateral or proceeds of Collateral.

4.2 Maintenance of Collateral Records

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrowers must preserve and maintain, at their respective chief executive office or principal place of business or in a regional office approved by Lender, in the office of the Borrowers’ subservicers or in the office of a computer service bureau engaged by Borrowers and approved by Lender and, upon request, make available to Lender the originals, or copies in any case where the originals have been delivered to Lender or to an Investor, of the Mortgage Notes, Mortgages and Security Agreements included in Pledged Loans, Mortgage-backed Securities delivered to Lender as Pledged Securities, Purchase Commitments, and all related Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

4.3 Release of Security Interest in Pledged Loans and Pledged Securities

4.3(a) Except as provided in Section 4.3(b), Lender will release its security interest in the Pledged Loans and all of the Collateral related to the Pledged Loans only against payment to Lender of the Release Amount in connection with those Pledged Loans. If Pledged Loans are transferred to a pool custodian or an Investor for inclusion in a Mortgage Pool, Lender’s security interest in the Pledged Loans and all of the Collateral related to the Pledged Loans is not released before the issuance of the related Mortgage-backed Security, and that Mortgage-backed Security, when issued, is a Pledged Security, and Lender’s security interest continues in the Pledged Loans and all of the Collateral related to the Pledged Loans backing that Pledged Security and Lender is entitled to possession of the Pledged Security in the manner provided in this Agreement.

Page 4-2

4.3(b) If Pledged Loans are transferred to an Approved Custodian and included in an Eligible Mortgage Pool, Lender’s security interest in the Pledged Loans and all of the Collateral related to the Pledged Loans will be released upon the delivery of the Agency Security to Lender (including delivery to or registration in the name of a third party on behalf of Lender) and that Agency Security at such time becomes a Pledged Security. Lender’s security interest in that Pledged Security will be released only against payment to Lender of the Release Amount in connection with the Mortgage Loans backing that Pledged Security.

4.3(c) Lender has the exclusive right to possession of all Pledged Securities or, if Pledged Securities are issued in book-entry form or issued in certificated form and delivered to a clearing corporation (as that term is defined in the Uniform Commercial Code of New York) or its nominee, Lender has the right to have the Pledged Securities registered in the name of a securities intermediary (as that term is defined in the Uniform Commercial Code of New York) in an account containing only customer securities and credited to an account of Lender. Lender has no duty or obligation to deliver Pledged Securities to an Investor or to credit Pledged Securities to the account of an Investor or an Investor’s designee except against payment for those Pledged Securities.  Borrowers acknowledge that Lender may enter into one or more standing arrangements with securities intermediaries with respect to Pledged Securities issued in book entry form or issued in certificated form and delivered to a clearing corporation or its designee, under which the Pledged Securities are registered in the name of the securities intermediary, and Borrowers agree, upon request of Lender, to execute and deliver to those securities intermediaries Borrowers’ written concurrence in any such standing arrangements.

4.3(d) If no Default or Event of Default occurs, Borrowers may redeem a Pledged Loan and all of the Collateral related to the Pledged Loans or Pledged Security from Lender’s security interest by notifying Lender of its intention to redeem the Pledged Loan or Pledged Security from pledge and either (i) paying, or causing an Investor to pay, to Lender, for application as a prepayment on the principal balance of the Warehousing Note, the Release Amount in connection with the Pledged Loan or the Pledged Loans backing that Pledged Security, or (ii) delivering substitute Collateral that, in addition to being acceptable to Lender in its sole discretion, will, when included with the remaining Collateral, result in a Warehousing Collateral Value of all Collateral held by Lender that is at least equal to the aggregate outstanding Advances.

4.3(e) After a Default or Event of Default occurs, Lender may, with no liability to Borrowers or any Person, continue to release its security interest in any Pledged Loan and all of the Collateral related to the Pledged Loan or Pledged Security against payment of the Release Amount for that Pledged Loan or for the Pledged Loans backing that Pledged Security.

Page 4-3

4.3(f) The amount to be paid by Borrowers to obtain the release of Lender’s security interest in a Pledged Loan and all of the Collateral related to the Pledged Loan or Pledged Security (“Release Amount”) will be (i) in connection with the sale of a Pledged Loan or Pledged Security, as applicable, by Lender while an Event of Default exists, the amount paid to Lender in a commercially reasonable disposition of that Pledged Loan or Pledged Security, as applicable, and (ii) otherwise, until an Event of Default occurs, the principal amount of the Advance outstanding against the Pledged Loan, or Pledged Security, as applicable.

4.4 Collection and Servicing Rights

4.4(a) If no Event of Default exists, Borrowers may service and receive and collect directly all sums payable to Borrowers in respect of the Collateral other than proceeds of any Purchase Commitment or proceeds of the sale of any Collateral. All proceeds of any Purchase Commitment or any other sale of Collateral must be paid directly to the Lender Only Account for application as provided in this Agreement.

4.4(b) After an Event of Default, and subject to any applicable agency requirements, Lender or its designee is entitled to service and receive and collect all sums payable to Borrowers in respect of the Collateral, and in such case (i) Lender or its designee in its discretion may, in its own name, in the name of Borrowers or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but Lender has no obligation to do so, (ii) Borrowers must, if Lender requests it to do so, hold in trust for the benefit of Lender and immediately pay to Lender at its office designated by Notice, all amounts received by Borrowers upon or in respect of any of the Collateral, advising Lender as to the source of those funds, and (iii) all amounts so received and collected by Lender will be held by it as part of the Collateral, subject to disposition in accordance with this Agreement and applicable law.

4.5 Return of Collateral at End of Warehousing Commitment

If (a) the Warehousing Commitment has expired or been terminated, and (b) no Advances, interest or other Obligations are outstanding and unpaid, Lender will release its security interest and will deliver all Collateral in its possession to Borrowers at Borrowers’ expense. Borrowers’ acknowledgement or receipt for any Collateral released or delivered to Borrowers under any provision of this Agreement is a complete and full acquittance for the Collateral so returned, and Lender is discharged from any liability or responsibility for that Collateral.

4.6 Delivery of Collateral Documents

4.6(a) Lender may deliver documents relating to the Collateral to Borrowers for correction or completion under a Trust Receipt.

4.6(b) If no Default or Event of Default exists, upon delivery by Borrowers to Lender of shipping instructions pursuant to the applicable Exhibit B, Lender will deliver the Mortgage Notes evidencing Pledged Loans or Pledged Securities, together with all related loan documents and pool documents previously received by Lender under the requirements of the applicable Exhibit B, to the designated Investor or Approved Custodian or to another party designated by Borrowers and acceptable to Lender in its sole discretion.  All Pledged Securities delivered to Lender pursuant to this Agreement shall be held pursuant to the Custody Agreement.

Page 4-4

4.6(c) If a Default or Event of Default exists, Lender may, without liability to Borrowers or any other Person, continue to deliver Pledged Loans or Pledged Securities, together with all related loan documents and pool documents in Lender’s possession or control, to the applicable Investor, or Approved Custodian or to another party acceptable to Lender in its sole discretion in accordance with its rights and remedies under this Agreement and/or other applicable Loan Document.

4.7 Borrowers Remain Liable

Anything herein to the contrary notwithstanding, Borrowers shall remain liable under each item of the Collateral granted by them to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms thereof and any other agreement giving rise thereto, and in accordance with and pursuant to the terms and provisions thereof.  Whether or not Lender has exercised any rights in any of the Collateral, Lender shall have no obligation or liability under any of the Collateral (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by Lender of any payment relating thereto, nor shall Lender be obligated in any manner to perform any of the obligations of Borrowers under or pursuant to any of the Collateral (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any of the Collateral (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

4.8 Further Assurance

Borrowers authorize Lender to file financing statements to perfect and continue Lender’s security interest in its Collateral. Borrowers will execute and cooperate with Lender in obtaining from third parties control agreements in form satisfactory to Lender with respect to its Collateral consisting of investment property, deposit accounts, letter-of-credit rights, and electronic chattel paper (each within the meaning of the UCC).

4.9 Authenticated Record

This Agreement constitutes an authenticated record which authorizes Lender to file such financing statements as Lender determines as appropriate to perfect or protect the security interests created by this Agreement and any other Loan Document.

End of Article 4

Page 4-5

5. CONDITIONS PRECEDENT

5.1 Initial Advance

The effectiveness of this Agreement is subject to the satisfaction, in the reasonable discretion of Lender, of the following conditions precedent:

5.1(a)      Lender must receive the following, all of which must be satisfactory in form and content to Lender, in its reasonable discretion:

5.1(a)(1)(A)   The Warehousing Note, this Agreement and the Custody Agreement duly executed by Borrowers.

5.1(a)(1)(B)   CMC’s certificate of incorporation, together with all amendments, as certified by the Secretary of State of Delaware, CMC’s bylaws, together with all amendments, certified by the corporate secretary or assistant secretary of CMC, and a certificate of existence dated within thirty (30) days of the date of this Agreement from the Secretary of State of Delaware.

5.1(a)(1)(C)   CMP’s certificate of incorporation, together with all amendments, as certified by the Secretary of State of Delaware, CMP’s bylaws, together with all amendments, certified by the corporate secretary or assistant secretary of CMP, and a certificate of existence dated within thirty (30) days of the date of this Agreement from the Secretary of State of Delaware.

5.1(a)(1)(D)   A resolution of the board of directors of each Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Advance Request and all other agreements, instruments or documents to be delivered by each Borrower under this Agreement, certified by the corporate secretary or assistant secretary of each Borrower.

5.1(a)(1)(E)   A certificate as to the incumbency and authenticity of the signatures of the officers of each Borrower executing this Agreement and the other Loan Documents (Lender being entitled to rely on that certificate until a new incumbency certificate has been furnished to Lender).

5.1(a)(1)(F)   Uniform Commercial Code, federal and state tax lien, bankruptcy and judgment searches of the appropriate public records for each Borrower that do not disclose the existence of any prior Lien on the Collateral other than in favor of Lender or as permitted under this Agreement.

5.1(a)(1)(G)   Copies of each Borrower’s insurance policy(ies), and blanket bond coverage policy, or certificates in lieu of policies, showing compliance by each Borrower as of the date of this Agreement with the provisions of Section 7.9.

5.1(a)(1)(H)   Receipt by Lender of any fees due on the date of this Agreement.

Page 5-1

5.1(a)(1)(I)   An opinion from counsel for each Borrower in form and substance satisfactory to Lender concerning, among other matters (i) the legal existence, good standing and qualification to business of each Borrower, (ii) the power and authority of each Borrower to enter into and perform the Loan Documents to which they respectively are a party, (iii) the authorization of the individuals executing and delivering Loan Documents on behalf of each Borrower to do so, (iv) the enforceability of each Borrower’s obligations under the Loan Documents, (v) the absence of any pending or threatened material litigation against each Borrower, (vi) the non-contravention of each Borrower’s obligations under the Loan Documents under each Borrower’s charter documents or under any agreements or legal proceedings to which each Borrower is a party or by which it is bound, and (vii) such other matters as Lender reasonably shall request consistent with loan facilities similar to the loan facility established by this Agreement.

5.1(a)(1)(J)    If not previously opened and established, the execution of all required authorizing resolutions and other forms to establish the Lender Only Account for Borrowers and the Clearing Account for Borrowers at Lender.

5.1(a)(1)(K)   Suh financial statements and other information and projections as Lender shall have reasonably requested.

5.1(a)(1)(L)    Such other documents as Lender reasonably may require, duly executed and delivered, and evidence satisfactory to Lender of the occurrence of any further conditions precedent to the closing of the credit facility established hereby.

5.1(b)      If a Borrower is indebted to any of its directors, officers, shareholders or Affiliates as of the date of this Agreement, the Person to whom such Borrower is indebted must have executed a subordination of debt agreement, on the form prescribed by Lender (each, a “Subordination of Debt Agreement”); and Lender must have received an executed copy of that Subordination of Debt Agreement, certified by the corporate secretary or assistant secretary of such Borrower to be true and complete and in full force and effect as of the date of the Advance.

5.1(c)      Borrowers must not have incurred any material liabilities, direct or contingent, other than in the ordinary course of their business, since the Audited Statement Date.

5.1(d)      Lender shall be satisfied that (i) each Borrower has obtained all material and appropriate authorizations and approvals of all Governmental Authorities (including, without limitation, any approvals required by any of Fannie Mae, FHA, Ginnie Mae and HUD), required for the due execution, delivery and performance by each Borrower of each of the Loan Documents and for the perfection of or the exercise by Lender of its rights and remedies under the Loan Documents, and (ii) the Loan and all transactions contemplated hereby, shall be in material compliance with, and each Borrower shall have obtained all material and appropriate approvals pertaining to, all applicable laws, rules, regulations and orders, including, without limitation, all governmental, environmental, ERISA retiree health benefits, workers’ compensation and other requirements, regulations and laws and shall not contravene any charter, by-law, debt instrument or other material contractual obligation of each Borrower and its Subsidiaries.

Page 5-2

5.1(e)Lender shall have filed such Uniform Commercial Code financing statements, in such jurisdictions, as Lender shall have determined to be appropriate in order to perfect the security interest in the Collateral granted by each Borrower pursuant to this Agreement or any other Loan Document.

5.2 Each Advance

Lender’s obligation to make Advances on or after the date hereof is subject to the satisfaction, in the reasonable discretion of Lender, as of the date of each Advance, of the following additional conditions precedent:

5.2(a) Borrowers must have delivered to Lender the Advance Request and the Collateral Documents required by, and must have satisfied the procedures set forth in, Article 2 and the Exhibits described in that Article. All items delivered to Lender must be satisfactory to Lender in form and content, and Lender may reject any item that does not satisfy the requirements of this Agreement or of the related Purchase Commitment.

5.2(b) Lender must have received evidence satisfactory to it as to the making or continuation of any book entry or the due filing and recording in all appropriate offices of all financing statements and other instruments necessary to perfect the security interest of Lender in the Collateral under the Uniform Commercial Code or other applicable law.

5.2(c) The representations and warranties of Borrowers contained in Article 6 and Article 9 must be accurate and complete in all material respects as if made on and as of the date of each Advance.

5.2(d) Borrowers must have performed all agreements to be performed by it under this Agreement, all proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to Lender, Lender shall have received all information and such counterpart originals or certified or other copies of such documents as Lender may reasonably request, and after giving effect to the requested Advance, no Default or Event of Default will exist under this Agreement.

5.2(e) There shall not have been any material adverse change in the financial condition, business, affairs of Borrowers since the date of this Agreement which in Lender’s good faith judgment may jeopardize in a material manner the ability of Borrowers to perform fully their obligations under each applicable Loan Document.

5.2(f) Lender shall have received and approved such other documents, and certificates as Lender reasonably may request, in form and substance reasonably satisfactory to Lender.

5.2(g) If the credit rating assigned by any of the Rating Agencies, to (i) Fannie Mae is downgraded to below A, then thereafter Advances the proceeds of which will be used to fund Fannie Mae Eligible Loans (or related Mortgage-backed Securities) will only be made by Lender in its sole and absolute discretion, or (ii) FHA is downgraded to below A, then thereafter Advances the proceeds of which will be used to fund FHA Eligible Loans (or related Mortgage-backed Securities) will only be made by Lender in its sole and absolute discretion, or (iii) Freddie Mac is downgraded to below A, then thereafter Advances the proceeds of which will be used to fund Freddie Mac Eligible Loans (or related Mortgage-backed Securities) will only be made by Lender in its sole and absolute discretion, provided that in each case no such downgrade shall relieve Lender of its obligation to fund Advances for such Eligible Loans to the extent Advances for such Eligible Loans have been applied for prior to such downgrade. The making of one or more Advances after any such downgrade shall not obligate Lender to make any other Advances thereafter.

Page 5-3

Delivery of an Advance Request by a Borrower will be deemed a representation by such Borrower that all conditions set forth in this Section have been satisfied as of the date of the Advance.

5.3 Force Majeure

Notwithstanding Borrowers’ satisfaction of the conditions set forth in this Agreement, Lender has no obligation to make an Advance if Lender is prevented from obtaining the funds necessary to make an Advance, or is otherwise prevented from making an Advance as a result of any fire or other casualty, failure of power, strike, lockout or other labor trouble, banking moratorium, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, insurrection, act of terrorism, war or other activity of armed forces, act of God or other similar reason beyond the control of Lender.  Lender will make the requested Advance as soon as reasonably possible following the occurrence of such an event (provided that all applicable terms and conditions relating to such Advance continue to be satisfied).

End of Article 5

Page 5-4

6. GENERAL REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that:

6.1 Place of Business

Each Borrower’s chief executive office and principal place of business is 100 Church Street, 15th Floor, New York, NY 10007.

6.2 Organization; Good Standing; Subsidiaries

Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full legal power and authority to own its property and to carry on its business as currently conducted.  Each Borrower is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction in which the transaction of its business makes qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on such Borrower’s business, operations, assets or financial condition as a whole.  For the purposes of this Agreement, good standing includes qualification for all licenses and payment of all taxes required in the jurisdiction of its incorporation and in each jurisdiction in which each Borrower transacts business.  As of the Closing Date, Borrowers have no Subsidiaries except as set forth on Exhibit D, which sets forth with respect to each Subsidiary, its name, jurisdiction of organization, and the percentage ownership of its capital stock or other equity interest by each Borrower.  Each of Borrowers’ Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the full legal power and authority to own its property and to carry on its business as currently conducted.

6.3 Authorization and Enforceability

Each Borrower has the power and authority to execute, deliver and perform this Agreement, the Warehousing Note and other Loan Documents to which such Borrower is party and to make the borrowings under this Agreement.  The execution, delivery and performance by each Borrower of this Agreement, the Warehousing Note and the other Loan Documents to which each Borrower is party and the making of the borrowings under this Agreement, and the Warehousing Note, have been duly and validly authorized by all necessary corporate action on the part of each Borrower (none of which actions has been modified or rescinded, and all of which actions are in full force and effect) and do not and will not (a) conflict with or violate any provision of law, of any judgments binding upon such Borrower, or of the certificates of incorporation or by-laws or other organizational or governing documents of such Borrower, or (b) conflict with or result in a breach of, constitute a default or require any consent (which has not or will not have been obtained) under, or result in or require the acceleration of any indebtedness of such Borrower under, any agreement, instrument or indenture to which such Borrower is a party or by which such Borrower or its property may be bound or affected, or result in the creation of any Lien upon any property or assets of such Borrower (other than the Lien on the Collateral granted under this Agreement).  This Agreement, the Warehousing Note and the other Loan Documents constitute the legal, valid and binding obligations of each Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights and general principles of equity.

Page 6-1

6.4 Approvals

The execution and delivery of this Agreement, the Warehousing Note and the other Loan Documents and the performance of each Borrower’s obligations under this Agreement, the Warehousing Note and the other Loan Documents and the validity and enforceability of this Agreement, the Warehousing Note and the other Loan Documents do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than those that have been obtained and remain in full force and effect.  Each Borrower has obtained all necessary licenses and permits required by applicable law so as to permit such Borrower to conduct a mortgage banking activity and related activities in accordance therewith, and such licenses remain in full force and effect and have not otherwise lapsed or been suspended.

6.5 Financial Condition

The balance sheet of Borrowers (and, if applicable, with Borrowers’ Subsidiaries, on a consolidated basis and consolidating basis) as of each Statement Date, and the related statements of income, cash flows and changes in stockholders’ equity for the fiscal period ended on each Statement Date, furnished to Lender, fairly present in all material respects the financial condition of Borrowers (and, if applicable, with Borrowers’ Subsidiaries on a consolidated and consolidating basis) as at that Statement Date and the results of their operations for the fiscal period ended on that Statement Date.  Borrowers had, on each Statement Date, no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, those financial statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Borrowers except as previously disclosed to Lender in writing.  Those financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.  Since the Audited Statement Date, there has been no material adverse change in the business, operations, assets or financial condition of Borrowers (and, if applicable, with Borrowers’ Subsidiaries on a consolidated and consolidating basis), nor are Borrowers aware of any state of facts that (with or without notice or lapse of time or both) would or could result in any such material adverse change.  All schedules and reports furnished by Borrowers and their Affiliates to Lender, including, without limitation, schedules of Contingent Liabilities and off balance sheet transactions, were true, accurate and complete, and did not omit any information necessary in order to make any provided information not misleading in any material respect.

6.6 Litigation

There are no actions, claims, suits or proceedings pending or, to Borrowers’ knowledge, threatened or reasonably anticipated against or affecting Borrowers or their respective Subsidiaries in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to result in a material adverse change in Borrowers’ business, operations, assets or financial condition as a whole, or that would affect the validity or enforceability of this Agreement, the Warehousing Note or any other Loan Document.  There is no money judgment, writ or warrant of attachment or similar process which is not fully covered by insurance (without any reservation of rights by the insurance carrier) which has been entered or filed against Borrowers, any of their respective Subsidiaries, CCG, CHC, or any of their respective assets.

Page 6-2

6.7 Compliance with Laws

No Borrower nor any of their respective Subsidiaries is in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that could result in a material adverse change in such Borrower’s business, operations, assets or financial condition as a whole or that would affect the validity or enforceability of this Agreement, the Warehousing Note or any other Loan Document.

6.8 Regulation U

Borrowers are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Advance made under this Agreement will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

6.9 Investment Company Act

No Borrower is an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act.

6.10 Payment of Taxes

Borrowers and their respective Subsidiaries have filed or caused to be filed all federal, state and local income, excise, property and other tax returns that are required to be filed with respect to the operations of Borrowers and their respective Subsidiaries, all such returns are true and correct and Borrowers and their respective Subsidiaries have paid or caused to be paid all taxes shown on those returns or on any assessment, to the extent that those taxes have become due, including all FICA payments and withholding taxes, if appropriate.  The amounts reserved as a liability for income and other taxes payable in the financial statements described in Section 6.5 are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Borrowers and their Subsidiaries accrued for or applicable to the period and on the dates of those financial statements and all years and periods prior to those financial statements and for which Borrowers and their Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.  No tax Liens have been filed and no material claims are being asserted against Borrowers, any of their respective Subsidiaries or any of their respective property with respect to any taxes, fees or charges.

Page 6-3

6.11 Agreements

Neither such Borrower nor any Subsidiary of such Borrower is a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 6.5.  Neither such Borrower nor any Subsidiary of such Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could result in a material adverse change in such Borrower’s business, operations, properties or financial condition as a whole.  No holder of any indebtedness of any Borrower or of any of its Subsidiaries has given notice of any asserted default under that indebtedness, and no liquidation or dissolution of any Borrower or of any of its Subsidiaries and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to such Borrower or of any of its Subsidiaries or any of its or their properties is pending, or to the knowledge of any Borrower, threatened.

6.12 Title to Properties

Each Borrower and each of its respective Subsidiaries has good, valid, insurable (in the case of tangible property) and (in the case of real property) marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 6.5, except for those properties and assets that such Borrower has disposed of since the date of those financial statements either in the ordinary course of such Borrower’s business or because they were no longer used or useful in the conduct of such Borrower’s or its Subsidiary’s business.  All of Borrowers’ properties and assets are free and clear of all Liens except as disclosed in Borrowers’ financial statements.

6.13 ERISA

Each Plan is in compliance with all applicable requirements of ERISA and the Internal Revenue Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Internal Revenue Code setting forth those requirements, except where any failure to comply would not result in a material loss to Borrowers or any ERISA Affiliate.  All of the minimum funding standards or other contribution obligations applicable to each Plan have been satisfied.  No Plan is a defined-benefit pension plan subject to Title IV of ERISA, and there is no Multiemployer Plan.

6.14 No Retiree Benefits

Except as required under Section 4980B of the Internal Revenue Code, Section 601 of ERISA or applicable state law, neither such Borrower nor, if applicable, any Subsidiary of such Borrower is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

Page 6-4

6.15 Assumed Names

Borrowers do not originate Mortgage Loans or otherwise conduct business under any names other than their respective legal names and the assumed names set forth on Exhibit G.  Each Borrower has made all filings and taken all other action as may be required under the laws of any jurisdiction in which it originates Mortgage Loans or otherwise conducts business under any assumed name.  Each Borrower’s use of the assumed names set forth on Exhibit G does not conflict with any other Person’s legal rights to any such name, nor otherwise give rise to any liability by such Borrower to any other Person.  Each Borrower may amend Exhibit G to add or delete any assumed names used by such Borrower to conduct business.  An amendment to Exhibit G to add an assumed name is not effective until Borrowers have delivered to Lender an assumed name certificate in the jurisdictions in which the assumed name is to be used, which must be satisfactory in form and content to Lender, in its sole discretion.  In connection with any amendment to delete a name from Exhibit G, each Borrower represents and warrants that it has ceased using that assumed name in all jurisdictions.

6.16 Servicing

Exhibit F is a true and complete list of each Borrower’s Servicing Portfolio as of the date of this Agreement.  There have been no material changes since such date.  All of Borrowers’ Servicing Contracts are in full force and effect, and are unencumbered by Liens other than Liens disclosed in Exhibit J-2.  No event of default or event that, with notice or lapse of time or both, would become an event of default, exists under any of Borrowers’ Servicing Contracts.

6.17 Fiscal Year

The fiscal year of each Borrower and each of its Subsidiaries presently ends on December 31 of each year.  If either Borrower shall change its fiscal year end, such Borrower shall promptly furnish Lender with written notice thereof.

6.18 Identification Numbers

The identification numbers and account numbers set forth in Exhibit L are true and accurate.

Page 6-5

6.19 Foreign Assets Control Regulations

Neither the making of the Advances nor the use of the proceeds of any thereof (or any other Loan) will violate the Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading with the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person.”

End of Article 6

Page 6-6

7. AFFIRMATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, each Borrower shall:

7.1 Payment of Obligations

Punctually pay or cause to be paid all Obligations, including the Obligations payable under this Agreement and under the Warehousing Note, in accordance with their terms.

7.2 Financial Statements

Deliver to Lender:

7.2(a) As soon as available and in any event within forty-five (45) days after the end of each Calendar Quarter (other than the 4th Calendar Quarter), an interim consolidating statement of income and cash flows of Borrowers and their respective Subsidiaries for the periods from the beginning of the fiscal year to the end of that fiscal quarter, the related balance sheet as at the end of that fiscal quarter, all in reasonable detail.

7.2(b) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrowers, audited fiscal year-end statements of income, changes in stockholders’ equity and cash flow of Borrowers (and, if applicable, with Borrowers’ Subsidiaries, on a consolidated and consolidating basis) for that year, the related balance sheet on a consolidated and consolidating basis as of the end of that year, a schedule of Contingent Liabilities, all in reasonable detail and accompanied by (1) an opinion as to those financial statements in form and substance satisfactory to Lender and prepared by independent certified public accountants of recognized standing acceptable to Lender and (2) any management letters, management reports or other supplementary comments or reports delivered by those accountants to Borrowers or their board of directors or similar governing body.  For purposes of this paragraph, the consolidating statements and schedule of Contingent Liabilities need not be audited.

7.2(c) Together with each delivery of financial statements required by this Section, a Compliance Certificate of Borrowers substantially in the form of Exhibit E.

7.2(d) As soon as available and in any event within thirty (30) days after Lender’s request, a proforma income statement of Borrowers for the then and next fiscal years (and, if applicable, with Borrowers’ Subsidiaries, on a consolidated and consolidating basis).

7.2(e) Other financial information as reasonably requested by Lender.

Page 7-1

7.3 Other Borrowers Reports

Deliver to Lender:

7.3(a) As soon as available and in any event within sixty (60) days after the end of each Calendar Quarter, a servicing report as of the end of the Calendar Quarter, as to all Mortgage Loans the servicing rights to which are owned by each Borrower (specified by investor type, recourse and non-recourse) regardless of whether the Mortgage Loans are Pledged Loans.  Such report must be in the form of the servicing reports previously furnished to Lender by or on behalf of each Borrower, and must, at a minimum, indicate which Mortgage Loans (1) are current and in good standing, (2) are more than thirty (30) or sixty (60) days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, or (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by such Borrower.

7.3(b) As soon as available and in any event within forty-five (45) days after the end of each Calendar Quarter, a consolidated loan production report as of the end of that Calendar Quarter, presenting the total dollar volume and the number of Mortgage Loans originated and closed or purchased by each Borrower during that Calendar Quarter, in the form of the reports previously furnished to Lender by or on behalf of such Borrower.

7.3(c) On an annual basis, as soon as available and in any event within sixty (60) days after the end of each fiscal year of the Borrowers, and if requested by Lender, on a quarterly basis, as soon as available and in any event within sixty (60) days after each Calendar Quarter,  a full and complete copy of an appraisal of Borrowers’ servicing rights prepared by Prestwick Mortgage Group or any other independent servicing rights appraisal firm reasonably approved by Lender, in form reasonably satisfactory to Lender.

7.3(d) With reasonable promptness, all further information regarding the business, operations, properties or financial condition of Borrowers and the Collateral as Lender may reasonably request.

7.4 Maintenance of Existence; Conduct of Business

Preserve and maintain its corporate existence in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, including its eligibility as lender, seller/servicer and issuer described under Section 9.1; conduct its business in an orderly and efficient manner; maintain a net worth of acceptable assets as required for maintaining such Borrower’s eligibility as lender, seller/servicer and issuer described under Section 9.1; and continue to engage in mortgage banking as its principal business.

Page 7-2

7.5 Compliance with Applicable Laws

Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, a breach of which could result in a material adverse change in such Borrower’s business, operations, assets, or financial condition as a whole or on the enforceability of this Agreement, the Warehousing Note, any other Loan Document or any Collateral, except where contested in good faith and by appropriate proceedings.

7.6 Inspection of Properties and Books; Operational Reviews

7.6(a)           Permit Lender or any Assignee (and their authorized representatives) to discuss the business, operations, assets and financial condition of each Borrower and its Subsidiaries with such Borrower’s officers, agents and employees, and to examine and make copies or extracts of such Borrower’s and its Subsidiaries’ books of account, all at such reasonable times as Lender or any Participant may request.

7.6(b)           Permit Lender or any Participant to discuss Borrowers’ financial affairs with any of Borrowers’ senior officers and accountants.  Lender shall not divulge to third parties any information obtained from such discussions except in connection with legal requirements, administering the Loan, enforcing Lender’s rights and remedies under the Loan Documents and in the conduct, operation and regulation of Lender’s banking and lending business.  Borrowers may have their representatives in attendance at any meetings held between the officers or other representatives of Lender or any Participant and Borrowers’ accountants under this authorization.

7.6(c)           Permit Lender or any Participant (and their authorized representatives) access to Borrowers’ premises and records for the purpose of conducting a review of Borrowers’ general mortgage business methods, policies and procedures, auditing their loan files and reviewing the financial and operational aspects of Borrowers’ business, provided that such access shall be limited to once every twelve (12) months as long as no Event of Default exists.

7.7 Notices

Give prompt Notice to Lender of:

7.7(a) Any action, suit or proceeding instituted by or against a Borrower or any of its Subsidiaries in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign), which action, suit or proceeding has at issue in excess of $1,000,000, or any such proceedings threatened against such Borrower or any of its Subsidiaries in a writing containing the details of that action, suit or proceeding.

7.7(b) The filing, recording or assessment of any federal, state or local tax Lien against a Borrower, or any of its assets or any of its Subsidiaries.

7.7(c) An Event of Default.

7.7(d) A Default that continues for more than four (4) Business Days.

Page 7-3

7.7(e) The suspension, revocation or termination of a Borrower’s eligibility, in any respect, as lender, seller/servicer or issuer as described under Section 9.1.

7.7(f) The transfer, loss, nonrenewal or termination of any Servicing Contracts to which a Borrower is a party, or which is held for the benefit of a Borrower, covering Mortgage Loans in an aggregate unpaid principal amount in excess of $500,000,000 and the reason for that transfer, loss, nonrenewal or termination.

7.7(g)  Any Prohibited Transaction with respect to any Plan, specifying the nature of the Prohibited Transaction and what action Borrower proposes to take with respect to it.

7.7(h) Any other action, event or condition of any nature that reasonably could be expected to lead to or result in a material adverse change in the business, operations, assets or financial condition of Borrowers or any of their respective Subsidiaries.

7.7(i) Any renewals, refinancings, replacements, and/or extensions of any Indebtedness described on Exhibit J-1 annexed hereto, and the establishment of any Agency Warehousing Facilities, after the date hereof, such Notices to include, as applicable, the principal amount thereof and a general description of the collateral therefor.

7.8 Payment of Debt, Taxes and Other Obligations

Pay, perform and discharge, or cause to be paid, performed and discharged, all of the obligations and indebtedness of each Borrower and their respective Subsidiaries, all taxes, assessments and governmental charges or levies imposed upon such Borrower or its Subsidiaries or upon their respective income, receipts or properties before those taxes, assessments and governmental charges or levies become past due, and all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could become a Lien or charge upon any of their respective properties or assets.  Borrowers and their respective Subsidiaries are not required to pay, however, any taxes, assessments and governmental charges or levies or claims for labor, materials or supplies for which a Borrower or its Subsidiaries have obtained an adequate bond or insurance or that are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued and for which proper reserves have been created.

7.9 Insurance

Maintain blanket bond coverage and errors and omissions insurance or mortgage impairment insurance, with such companies and in such amounts as satisfy prevailing requirements applicable to a lender, seller/servicer and issuer described under Section 9.1, and liability insurance and fire and other hazard insurance on its tangible properties, in each case with responsible insurance companies acceptable to Lender, in such amounts and against such risks as is customarily carried by similar businesses operating in the same location. Within thirty (30) days after Notice from Lender, obtain such additional insurance as Lender may reasonably require, all at the sole expense of Borrowers.  Copies of such policies must be furnished to Lender without charge upon request of Lender.

Page 7-4

7.10 Closing Instructions

Indemnify and hold Lender harmless from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of any title insurance company, agent or attorney to comply with each Borrower’s disbursement or instruction letter relating to any Pledged Loan.  Lender has the right to pre-approve a Borrower’s choice of title insurance company, agent or attorney and a Borrower’s disbursement or instruction letter to them in any case in which a Borrower intends to obtain an Advance against the Mortgage Loan to be created at settlement or to pledge that Mortgage Loan as Collateral under this Agreement.

7.11 Subordination of Certain Indebtedness

Cause any Indebtedness of a Borrower to any shareholder, director, officer or Affiliate of such Borrower to be subordinated to the Obligations by the execution and delivery to Lender of a Subordination of Debt Agreement, on the form prescribed by Lender, certified by the corporate secretary of such Borrower to be true and complete and in full force and effect.

7.12 Other Loan Obligations

Perform all material obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which a Borrower is bound or to which any of its property is subject, and promptly notify Lender in writing of a declared default under or the termination, cancellation, reduction or nonrenewal of any of its other lines of credit or agreements with any other lender resulting in liability in excess of $100,000.  Exhibit J-1 is a true and complete list of all such lines of credit or agreements as of the date of this Agreement.

7.13 ERISA

Maintain (and, if applicable, cause each ERISA Affiliate to maintain) each Plan in compliance with all material applicable requirements of ERISA and of the Internal Revenue Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Internal Revenue Code, and not (and, if applicable, not permit any ERISA Affiliate to), (a) engage in any transaction in connection with which a Borrower or any ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code, in either case in an amount exceeding $25,000 or (b) fail to make full payment when due of all amounts that, under the provisions of any Plan, a Borrower or any ERISA Affiliate is required to pay as contributions to that Plan, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $25,000.

7.14 Use of Proceeds of Advances

Use the proceeds of each Advance solely for the purpose of funding Eligible Loans and against the pledge of those Eligible Loans as Collateral.

Page 7-5

7.15 Maintenance of Escrow Deposits

Borrowers shall maintain average deposit balances at Lender of at least $37,500,000 (Thirty-Seven Million Five Hundred Thousand Dollars) (the “Minimum Deposit Target”), provided that the sole remedy of the Lender for the Borrowers’ failure to satisfy the Minimum Deposit Target shall be an increase in the Applicable Interest Rate Spread and the Applicable Nonusage Rate as provided herein.  Such deposits shall be subject to Lender’s standard terms and conditions applicable to Third Party Deposit Accounts.

End of Article 7

Page 7-6

8. NEGATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, Borrowers shall not, either directly or indirectly, without the prior written consent of Lender:

8.1 Restrictions on Indebtedness; Contingent Liabilities

Create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness or any Contingent Liability (to the extent not constituting Indebtedness), other than:

8.1(a) Indebtedness to Lender arising under any of the Loan Documents;

8.1(b) Current liabilities of Borrowers and their Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

8.1(c)  Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.8;

8.1(d) Endorsements for collection, deposit or negotiation in the ordinary course of Borrowers’ business;

8.1(e) Borrowers’ Indebtedness existing on the date of this Agreement and listed and described on Exhibit J-1 annexed hereto (and renewals, refinancings, replacements, and extensions thereof, but limited to the maximum aggregate principal amounts set forth on Exhibit J-1 and to types of collateral which are substantially similar in all material respects to the collateral for such Indebtedness as of the date hereof, subject, in the case such existing Indebtedness becomes unsecured, to Section 8.1(h));

8.1(f) Scheduled Contingent Liabilities;

8.1(g) Indebtedness to Freddie Mac, Fannie Mae, Ginnie Mae, FHA or other parties with whom Borrowers originate, sell, repurchase or service Mortgage Loans (including Indebtedness under the ASAP, ASAP Plus and ASAP POC programs), to the extent directly relating to or arising out of such origination, sale, repurchase, or servicing in the ordinary course of business;

8.1(h) Subordinated Debt due to any Affiliate of Borrowers not exceeding $1,500,000 at any time outstanding (excluding funds owed by the Borrowers to CCG or each other for Borrowers’ routine operational expenses incurred in the ordinary course of the Borrowers’ business), subject to Section 8.6;

Page 8-1

8.1(i) Liability for breach of representations and warranties made by Borrowers in connection with the sale of Mortgage Loans in the ordinary course of Borrowers’ business, provided such representations and warranties are typical of non-recourse sales of similar Mortgage Loans;

8.1(j) Indebtedness having an aggregate principal balance of less than $1,500,000 incurred in the ordinary course of business;

8.1(k) Secured purchase money debt or capitalized lease obligations incurred in the ordinary course of business; and

8.1(l) Indebtedness under Agency Warehousing Facilities established after the date hereof.

Notwithstanding the foregoing, except as shown on the Exhibits to this Agreement, Borrowers shall not, either directly or indirectly, contingently or otherwise, assume, guarantee or be or remain liable for any Indebtedness or any Contingent Liability (to the extent not constituting Indebtedness) of CCG or CHC, including without limitation letters of credit issued on behalf of CMP for the benefit of Freddie Mac.

8.2 Restrictions on Liens, Etc.

Except in connection with Borrowers’ purchase, origination and sale from time to time of Mortgage Loans and related assets in the ordinary course of business as conducted on the date hereof, Borrowers will not, and will not permit any of their Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of their property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of their general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against them that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights (including, without limitation, under Servicing Contracts), general intangibles, chattel paper or instruments, with or without recourse; or (f) agree to a negative pledge in favor of any Person other than Lender with respect to any assets or rights, now owned or hereafter arising, provided that Borrowers and their Subsidiaries may create or incur or suffer to be created or incurred or to exist:

8.2(a) Liens on properties to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such lien is not yet subject to foreclosure, sale, collection, levy or loss on account thereof);

Page 8-2

8.2(b) Deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

8.2(c) Liens on property granted under the credit facilities listed on Exhibit J-1 hereto (including permitted renewals, refinancings, replacements and extensions thereof), to the extent advances are made against such property under such credit facilities;

8.2(d) Liens in favor of Lender under the Loan Documents;

8.2(e) Liens securing Indebtedness to Freddie Mac, Fannie Mae, Ginnie Mae, FHA or other parties with whom Borrowers or their Subsidiaries originate, sell, repurchase or otherwise service Mortgage Loans, provided such Liens relate to the foregoing transactions, but only to the extent directly relating to or arising out of such origination, sale, repurchase, or servicing in the ordinary course of business;

8.2(f) Liens securing Indebtedness secured by real property acquired upon foreclosure of Mortgages, which either (x) is so securing at the time of such acquisition, or (y) is directly related to such real property, not in excess of the fair market value thereof, and reasonably expected by Borrowers or the subject Subsidiary to be recovered from the sale or other disposition of the subject real property and/or from other pledged collateral for, and/or from any guarantor(s) of, the Mortgage Loans respectively relating to such foreclosed Mortgages;

8.2(g) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds;

8.2(h) Easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

8.2(i) Liens securing Indebtedness permitted pursuant to Section 8.1(k), provided such Lien does not extend beyond any particular asset financed by such Indebtedness;

8.2(j) Liens in favor of Ginnie Mae in connection with Ginnie Mae Mortgage Loans,  provided such liens relate to the subject Mortgage Loan;

8.2(k) Liens securing Agency Warehousing Facilities established after the date hereof;

8.2(l) Liens incurred in the purchase, leasing and/or financing of any office or other real property facility now or hereafter purchased (or otherwise owned) or leased by Borrowers in conjunction with the operation of its business; and

8.2(m) Liens described on Exhibit J-2.

Page 8-3

8.3 Servicing Contracts

(a) Omit to take any commercially reasonable action required to keep all of Borrowers’ Servicing Contracts relating to Pledged Assets in full force and effect, or (b) permit the transfer, loss, nonrenewal or termination of any Servicing Contracts relating to any Pledged Assets to which any Borrower is a party, or which is held for the benefit of any Borrower, and as to which an Advance is outstanding hereunder.

8.4 Restrictions on Fundamental Changes

8.4(a) Consolidate with, merge with or into, or enter into any analogous reorganization or transaction with any Person.

8.4(b) Amend or otherwise modify Borrowers’ certificates of incorporation or by-laws which would result in (i) a material modification of, or fundamental change in, the corporate structure, ownership, management and/or business operations of any Borrower or (ii) a violation of any other provision of this Agreement.

8.4(c) Liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

8.4(d) Cease actively to engage in the business of originating, acquiring and servicing Mortgage Loans or make any other material change in the nature or scope of the business in which Borrowers engage as of the date of this Agreement.

8.4(e) Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of Borrowers’ business or assets, whether now owned or acquired after the Closing Date, other than, in the ordinary course of business and to the extent not otherwise prohibited by this Agreement, sales of (i) Mortgage Loans, (ii) Mortgage-backed Securities, and (iii) Servicing Contracts.

8.4(f) Acquire by purchase or in any other transaction all or substantially all of the business or property of, or all or substantially all of the stock or other ownership interests of, any Person, except in connection with the collection or restructuring of any loan made or Equity Interest acquired by Borrowers in the ordinary course of their business.

8.5 Subsidiaries

Form or acquire, or permit any Subsidiary of Borrowers to form or acquire, any Person that would thereby become a Subsidiary.  Permit any Subsidiary of Borrowers to do or take any of the actions referred to in Section 8.4.

8.6 Deferral of Subordinated Debt

Pay any Subordinated Debt of Borrowers in advance of its stated maturity or, after a Default or Event of Default under this Agreement has occurred, make any payment of any kind on any Subordinated Debt of Borrowers until all of the Obligations have been paid and performed in full and any applicable preference period has expired.

Page 8-4

8.7 Loss of Eligibility

Take any action or fail to take any action that would cause any Borrower to lose all or any part of its status as an eligible lender, seller/servicer or issuer as described under Section 9.1.

8.8 Accounting Changes

Make, or permit any Subsidiary of Borrowers to make, any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary of Borrowers.  If any changes in GAAP would result in any material deviation in the method of calculating and results of testing Borrowers’ compliance with any financial covenant hereunder, such financial covenant shall continue to be calculated and tested as if such change in GAAP had not occurred, unless otherwise specifically agreed in writing by Lender after full disclosure by Borrowers.

8.9 Debt Service Coverage Ratio

Permit CMC’s Debt Service Coverage Ratio to be less than 2.00 to 1.00.

Permit CMP’s Debt Service Coverage Ratio to be less than 2.00 to 1.00.

8.10 Minimum Tangible Net Worth

Permit CMC’s Tangible Net Worth at any time to be less than $50,000,000, to be tested as of the last day of each Calendar Quarter.

Permit CMP’s Tangible Net Worth at any time to be less than $7,000,000, to be tested as of the last day of each Calendar Quarter.

8.11 Liquidity

Permit CMC’s Liquid Assets (calculated on a consolidated basis with its Subsidiaries) at any time to be less than $6,000,000, or permit Borrowers to fail to maintain compliance with all then applicable Freddie Mac, Fannie Mae, Ginnie Mae, and HUD liquidity requirements.

Permit CMP’s Liquid Assets (calculated on a consolidated basis with its Subsidiaries) at any time to be less than $200,000, or permit Borrowers to fail to maintain compliance with all then applicable Freddie Mac, Fannie Mae, Ginnie Mae, and HUD liquidity requirements.

8.12 Minimum Eligible Servicing Portfolio; Servicing Delinquencies

8.12(a) Permit Borrowers’ outstanding Eligible Servicing Portfolio at any time to be less than $7,000,000,000.

8.12(b) Permit the aggregate principal balance of all Recourse Delinquent Mortgage Loans of the Borrowers in the aggregate as of the last day of each Calendar Quarter to exceed two percent (2%) of the aggregate principal balance of all Recourse Mortgage Loans of the Borrowers in the aggregate.

Page 8-5

8.13 Distributions to Shareholders

Declare or pay any dividends or otherwise declare or make any distribution to Borrowers’ shareholders (including any purchase or redemption of stock) if a Default or Event of Default exists or would occur as a result of the dividend or distribution.

8.14 Transactions with Affiliates

Directly or indirectly merge or consolidate with or purchase or acquire substantially all assets from Affiliates.

8.15 Recourse Servicing Contracts

Except for Servicing Contracts involving Fannie Mae DUS Mortgage Loans, Freddie Mac Program Mortgage Loans, or Mortgage Loans which are insured and/or guaranteed by FHA or Ginnie Mae, acquire or enter into Servicing Contracts relating to Pledged Assets under which Borrowers must repurchase or indemnify the holder of the Mortgage Loans as a result of defaults on the Mortgage Loans at any time during the term of those Mortgage Loans.

End of Article 8

Page 8-6

9. SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL

9.1 Special Representations and Warranties Concerning Eligibility as Seller/Servicer of Mortgage Loans

Each Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that such Borrower is approved and qualified and in good standing as a lender, seller/servicer or issuer, as set forth below, and meets all requirements applicable to its status as:
Each Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that such Borrower is approved and qualified and in good standing as a lender, seller/servicer or issuer, as set forth below, and meets all requirements applicable to its status as:

9.1(a) A HUD-approved mortgagee, eligible to originate, purchase, hold, sell and service FHA insured Mortgage Loans.

9.1(b) A Ginnie Mae-approved issuer of Mortgage-backed Securities guaranteed by Ginnie Mae.

9.1(c) A Fannie Mae-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae under the following programs:

(1)               Fannie Mae DUS Program; and

(2)               Fannie Mae Aggregation Program.

9.1(d) A Freddie Mac-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Freddie Mac under its Seller/Servicer Programs.

9.2 Special Representations and Warranties Concerning Warehousing Collateral

Each Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that:

9.2(a) Such Borrower has not selected the Collateral in a manner so as to affect adversely Lender’s interests.

9.2(b) Such Borrower is the legal and equitable owner and holder, free and clear of all Liens (other than Liens granted under this Agreement), of the Pledged Loans and the Pledged Securities. All Pledged Loans, Pledged Securities and related Purchase Commitments have been duly authorized and validly issued to such Borrower, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to Lender, subject to no other Liens.

9.2(c) Such Borrower has, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it under this Agreement.

Page 9-1

9.2(d) Each Mortgage Loan and each related document included in the Pledged Loans (i) has been duly executed and delivered by the parties to that Mortgage Loan and that related document, (ii) has been made in compliance with all applicable laws, rules and regulations (including all laws, rules and regulations relating to usury), (iii) is and will continue to be a legal, valid and binding obligation, enforceable in accordance with its terms, without setoff, counterclaim or defense in favor of the mortgagor under the Mortgage Loan or any other obligor on the Mortgage Note, (iv) has not been modified, amended or any requirements of which waived, except in a writing that is part of the Collateral Documents and (v) complies and will continue to comply with the terms of this Agreement and (x) in the case of a Mortgage Loan pledged hereunder subject to a Purchase Commitment, with the related Purchase Commitment and (y) otherwise, with the standard practice in the secondary market for similar Mortgage Loans.

9.2(e) Each Pledged Loan is secured by a Mortgage on real property and improvements located in one of the states of the United States or the District of Columbia.

9.2(f) Each Pledged Loan has been closed or will be closed and funded with the Advance made against it.

9.2(g) Except FHA Construction Mortgage Loans, each Mortgage Loan has been fully advanced in the face amount of its Mortgage Note.

9.2(h) Each Pledged Loan is a First Mortgage Loan, unless permitted to be a Subordinate Mortgage Loan under Exhibit H (in which case such Pledged Loan may only be a Second Mortgage Loan or a Third Mortgage Loan).

9.2(i) Each First Mortgage Loan is secured by a First Mortgage on the real property and improvements described in or covered by that Mortgage.

9.2(j) Each First Mortgage Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage and meeting the usual requirements of FHA, Ginnie Mae, and/or Investors purchasing those Mortgage Loans.

9.2(k) Each Subordinate Mortgage Loan (to the extent Subordinate Mortgage Loans are permitted by Exhibit H) is a Second Mortgage or a Third Mortgage Loan on the premises described in that Mortgage.  With respect to each Second Mortgage Loan or Third Mortgage Loan, such Borrower shall be the servicer, and the lender with respect to such Second Mortgage Loan and Third Mortgage Loan shall also be the lender with respect to the senior Mortgage Loan on such Property, unless otherwise disclosed to and approved by Lender at the time an Advance Request is made with respect to such Mortgage Loan.

9.2(l) To the extent required by the related Purchase Commitment or by FHA, Ginnie Mae, and/or Investors generally for similar Mortgage Loans, each Subordinate Mortgage Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage as a Second Mortgage or a Third Mortgage Loan and meeting the usual requirements of Investors purchasing those Mortgage Loans.

Page 9-2

9.2(m) As applicable, each Mortgage Loan has been evaluated or appraised in accordance with Title XI of FIRREA, if applicable, and the requirements of Freddie Mac, Fannie Mae, Ginnie Mae, or FHA.

9.2(n) The Mortgage Note for each Pledged Loan is (i) payable or endorsed to the order of the applicable Borrower, (ii) an “instrument” within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions and (iii) is denominated and payable in United States dollars.

9.2(o) No default has existed for thirty (30) days or more under any Mortgage Loan included in the Pledged Loans.

9.2(p) No party to a Mortgage Loan or any related document is in violation of any applicable law, rule or regulation that would impair the collectibility of the Mortgage Loan, the enforceability of any insurance policy or claim or the performance by the mortgagor or any other obligor of its obligations under the Mortgage Note or any related document.

9.2(q) All fire and casualty policies covering the real property and improvements encumbered by each Mortgage included in the Pledged Loans (i) name and will continue to name the applicable Borrower and its successors and assigns as the insured under a standard mortgagee clause, (ii) are and will continue to be in full force and effect and (iii) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance generally available.

9.2(r) Pledged Loans secured by real property and improvements located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency are and will continue to be covered by special flood insurance under the National Flood Insurance Program.

9.2(s) Each Pledged Loan against which an Advance is made on the basis of a Purchase Commitment covering that Pledged Loan meets all of the requirements of that Purchase Commitment, and each Pledged Security against which an Advance is outstanding meets all of the requirements of the related Purchase Commitment.

9.2(t) Pledged Loans that are intended to be exchanged for Agency Securities comply or, prior to the issuance of the Agency Securities will comply, with the requirements of any governmental instrumentality, department or agency issuing or guaranteeing the Agency Securities.

9.2(u) Pledged Loans that are intended to be used in the formation of Mortgage-backed Securities (other than Agency Securities) comply with the requirements of the issuer of the Mortgage-backed Securities (or its sponsor) and of the Rating Agencies.

Page 9-3

9.2(v) None of the Pledged Loans is a graduated payment Mortgage Loan or has a shared appreciation or other contingent interest feature, and each Pledged Loan provides for periodic payments of all accrued interest on the Mortgage Loan on at least a monthly basis.

9.2(w) Unless otherwise approved in writing by Lender, neither Borrowers nor any of Borrowers’ Affiliates has any ownership interest, right to acquire any ownership interest or equivalent economic interest in any property securing a Pledged Loan or the mortgagor under the Pledged Loan or any other obligor on the Mortgage Note for such Pledged Loan.

9.2(x) The original assignments of Mortgage delivered to Lender for each Pledged Loan are in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents.

9.2(y) None of the mortgagors, guarantors or other obligors of any Pledged Loan is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

9.3 Special Affirmative Covenants Concerning Warehousing Collateral

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrowers must:

9.3(a) Warrant and defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons.

9.3(b) Service or cause to be serviced all Pledged Loans in accordance with the standard requirements of the issuers of Purchase Commitments covering them and all applicable HUD, Freddie Mac or Fannie Mae requirements, including taking all actions necessary to enforce the obligations of the obligors under such Mortgage Loans. Service or cause to be serviced all Mortgage Loans backing Pledged Securities in accordance with applicable governmental requirements and requirements of issuers of such Pledged Securities and/or any Purchase Commitments covering them. Hold all escrow funds collected in respect of Pledged Loans and Mortgage Loans backing Pledged Securities in trust, without commingling the same with non-custodial funds, and apply them for the purposes for which those funds were collected.

9.3(c) Execute and deliver to Lender with respect to the Collateral those further instruments of sale, pledge, assignment or transfer, and those powers of attorney, as required by Lender (as permitted by FHA, Freddie Mac, Fannie Mae, or Ginnie Mae), and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Lender under this Agreement.

9.3(d) Notify Lender within two (2) Business Days of any default under, or of the termination of, any Purchase Commitment relating to any Pledged Loan, Eligible Mortgage Pool, or Pledged Security.

Page 9-4

9.3(e) Promptly comply in all respects with the terms and conditions of all Purchase Commitments, and all extensions, renewals and modifications or substitutions of or to all Purchase Commitments.  Deliver or cause to be delivered to the Investor the Pledged Loans and Pledged Securities to be sold under each Purchase Commitment not later than the mandatory delivery date of the Pledged Loans or Pledged Securities under the Purchase Commitment, as may be extended.

9.3(f) Compare the names of every mortgagor, guarantor and other obligor of every Mortgage Loan, together with appropriate identifying information concerning those Persons obtained by Borrowers, against every Restriction List, and make certain that none of the mortgagors, guarantors or other obligors of any Mortgage Loan is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

9.3(g) Other than with respect to Fannie Mae DUS Mortgage Loans, prior to the origination by any Borrower of any Mortgage Loans for sale to Fannie Mae, enter into an agreement among such Borrower, Lender and Fannie Mae, pursuant to which Fannie Mae agrees to send all cash proceeds of Mortgage Loans sold by such Borrower to Fannie Mae to the Lender Only Account.

9.4 Special Negative Covenants Concerning Warehousing Collateral

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, Borrowers must not, either directly or indirectly, without the prior written consent of Lender:

9.4(a) Amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Loans or Pledged Securities.

9.4(b) Sell, transfer or assign, or grant any option with respect to, or pledge (except under this Agreement and, with respect to each Pledged Loan or Pledged Security, the related Purchase Commitment and/or the applicable Governmental Authority issuing such Pledged Security) any of the Collateral or any interest in any of the Collateral.

9.4(c) Make any compromise, adjustment or settlement in respect of any of the Collateral or accept other than cash in payment or liquidation of the Collateral.

9.5 Special Representation and Warranty Concerning Fannie Mae DUS Program Reserve Requirements

Each Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that such Borrower has met the Fannie Mae DUS Program requirements for lender reserves for each Fannie Mae DUS Mortgage Loan to be funded by an Advance.

Page 9-5

9.6 Special Representations and Warranties Concerning FHA Mortgage Loans

Each Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that:

9.6(a) Each FHA-insured Mortgage Loan included in the Pledged Loans meets all applicable governmental requirements for such insurance.  Each Borrower has complied and will continue to comply with all laws, rules and regulations with respect to the FHA insurance of each Pledged Loan designated by such Borrower as an FHA-insured Mortgage Loan, and such insurance is and will continue to be in full force and effect.

9.6(b) For FHA-insured Pledged Loans that will be used to back Ginnie Mae Mortgage-backed Securities, Borrowers have received from Ginnie Mae confirmation notices for any request for additional commitment authority and for request for pool numbers, and there remains available under those agreements a commitment on the part of Ginnie Mae sufficient to permit the issuance of Ginnie Mae Mortgage-backed Securities in an amount at least equal to the amount of the Pledged Loans designated by Borrowers as the Mortgage Loans to be used to back those Ginnie Mae Mortgage-backed Securities; each of those confirmation notices is in full force and effect; each of those Pledged Loans has been assigned by Borrowers to one of those pool numbers and a portion of the available Ginnie Mae commitment authority has been allocated to the Pledged Loans designated by Borrowers as the Mortgage Loans to be funded by Advances under this Agreement by Borrowers, in an amount at least equal to those Pledged Loans.

End of Article 9

Page 9-6

10. DEFAULTS; REMEDIES

10.1 Events of Default

The occurrence of any of the following is an event of default (“Event of Default”):

10.1(a) Borrowers shall fail to pay any principal of the Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, or Borrowers shall fail to pay any installment of interest on or before three (3) Business Days after the due date thereof or any other Obligation upon the expiration of any applicable grace or cure period.

10.1(b) A Borrower, or any of its Subsidiaries, fails to pay, or defaults in the payment of any principal or interest on, any other indebtedness within any applicable grace period; breaches or defaults with respect to any other material term of any other indebtedness or of any loan agreement, mortgage, indenture or other agreement relating to that indebtedness, if the effect of that breach or default is to cause, or to permit the holder or holders of that indebtedness (or a trustee on behalf of such holder or holders) to cause, indebtedness of such Borrower or such Subsidiary in the aggregate amount of $500,000 or more to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise), and such breach is not cured within thirty (30) days.

10.1(c) A Borrower fails to perform or comply with any term or condition applicable to it contained in Sections 7.2, 7.3, 7.4, 7.8, 7.13 or 7.15 or in any Section of Article 8.

10.1(d) Any representation or warranty made or deemed made by a Borrower under this Agreement, in any other Loan Document or in any written statement or certificate at any time given by such Borrower is inaccurate or incomplete in any material respect on the date as of which it is made.

10.1(e) A Borrower shall default in the performance of or compliance with any term contained in this Agreement or any other Loan Document other than those referred to in Sections 10.1(a), 10.1(c) or 10.1(d) and such default has not been remedied or waived within thirty (30) days after the earliest of (i) receipt by Borrowers of Notice from Lender of that default, (ii) receipt by Lender of Notice from Borrowers of that default or (iii) the date Borrowers should have notified Lender of that default under Section 7.7(c) or 7.7(d).

10.1(f) An “event of default” (however defined) occurs under any agreement between a Borrower or any Subsidiary of such Borrower and Lender (other than this Agreement and the other Loan Documents) and such event of default has not been remedied or waived within the applicable cure period, if any.

10.1(g) A case (whether voluntary or involuntary) is filed by or against a Borrower or any Subsidiary of such Borrower under any applicable bankruptcy, insolvency or other similar federal or state law and in the case of an involuntary case, such case remains undismissed or unstayed for a period of sixty (60) days or more; or a court of competent jurisdiction appoints a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over a Borrower or any Subsidiary of such Borrower, or over all or a substantial part of their respective properties or assets and such appointment remains undischarged for a period of sixty (60) days or more; or a Borrower or any Subsidiary of such Borrower (i) consents to the appointment of or possession by a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over a Borrower or any Subsidiary of such Borrower or over all or a substantial part of their respective properties or assets, (ii) makes an assignment for the benefit of creditors, or (iii) fails, or admits in writing its inability, to pay its debts as those debts become due.

Page 10-1

10.1(h) A Borrower fails to perform any contractual obligation to repurchase Mortgage Loans.

10.1(i) Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $500,000 is entered or filed against a Borrower, any Subsidiary of such Borrower, CCG, CHC, or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days.

10.1(j) If any of the Loan Documents shall be canceled, terminated, revoked or rescinded or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower or any of its Subsidiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof.

10.1(k) A material adverse change occurs in a Borrower’s financial condition, business, properties, operations or prospects, or in such Borrower’s ability to repay the Obligations.

10.1(l) Any Lien for any taxes, assessments or other governmental charges (i) is filed against a Borrower or any of its property, or is otherwise enforced against such Borrower or any of its property, or (ii) obtains priority that is equal to or greater than the priority of Lender’s security interest in any of the Collateral, and, in any case, has not been released, bonded-over or subordinated within five (5) Business Days.

10.1(m) A Change in Control occurs.

10.1(n) A default by CHC or CCG occurs with respect to any indebtedness of CHC or CCG or of any loan agreement, mortgage, indenture or other agreement relating to that indebtedness, if the effect of that breach or default is to cause, or to permit the holder or holders of that indebtedness (or a trustee on behalf of such holder or holders) to cause, indebtedness of CHC or CCG in the aggregate amount of $500,000 or more to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise), and such breach is not cured within thirty (30) days.

Page 10-2

10.2 Remedies

10.2(a) If an Event of Default described in Section 10.1(g) occurs with respect to a Borrower, the Warehousing Commitment will automatically terminate and the unpaid principal amount of and accrued interest on the Warehousing Note and all other Obligations will automatically become due and payable, without presentment, demand or other Notice or requirements of any kind, all of which each Borrower expressly waives.

10.2(b) If any other Event of Default occurs, Lender may, by Notice to Borrowers, terminate the Warehousing Commitment and declare the Obligations to be immediately due and payable.

10.2(c) If any Event of Default occurs, Lender may also take any of the following actions, subject to any restrictions or limitations imposed by FHA, Freddie Mac, Fannie Mae, or Ginnie Mae:

10.2(c)(1)(A) Foreclose upon or otherwise enforce its security interest in any Lien on the Collateral to secure all payments and performance of the Obligations in any manner permitted by law or provided for in the Loan Documents.

10.2(c)(1)(B) Notify all obligors under any of the Collateral that the Collateral has been assigned to Lender (or to another Person designated by Lender) and that all payments on that Collateral are to be made directly to Lender (or such other Person); settle, compromise or release, in whole or in part, any amounts any obligor or Investor owes on any of the Collateral on terms acceptable to Lender; enforce payment and prosecute any action or proceeding involving any of the Collateral; and where any Collateral is in default, foreclose on and enforce any Liens securing that Collateral in any manner permitted by law and sell any property acquired as a result of those enforcement actions.

10.2(c)(1)(C) Prepare and submit for filing Uniform Commercial Code amendment statements evidencing the assignment to Lender or its designee of any Uniform Commercial Code financing statement filed in connection with any item of Collateral.

10.2(c)(1)(D) Act, or contract with a third party to act, at Borrowers’ expense, as servicer or subservicer of Collateral requiring servicing, and perform all obligations required under any Collateral, including Servicing Contracts and Purchase Commitments.

10.2(c)(1)(E) Require Borrowers to assemble and make available to Lender the Collateral and all related books and records at a place reasonably designated by Lender.

10.2(c)(1)(F) Subject to any applicable rights of third parties, enter onto property where any Collateral or related books and records are located and take possession of those items with or without judicial process; and obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and use all of the foregoing and the information contained in the foregoing in any manner Lender deems reasonably necessary for the purpose of effectuating its rights under this Agreement and any other Loan Document.

Page 10-3

10.2(c)(1)(G) Before the disposition of the Collateral, prepare it for disposition in any manner and to the extent Lender deems appropriate.

10.2(c)(1)(H) Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of New York or other applicable law, including selling or otherwise disposing of all or any portion of the Collateral at one or more public or private sales, whether or not the Collateral is present at the place of sale, for cash or credit or future delivery, on terms and conditions and in the manner as Lender may determine, including sale under any applicable Purchase Commitment. Each Borrower waives any right it may have to prior notice of the sale of all or any portion of the Collateral to the extent allowed by applicable law. If notice is required under applicable law, Lender will give Borrowers not less than 10 days’ notice of any public sale or of the date after which any private sale may be held.  Each Borrower agrees that 10 days’ notice is reasonable notice. Lender may, without notice or publication, adjourn any public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment. In the case of a sale of all or any portion of the Collateral on credit or for future delivery, the Collateral sold on those terms may be retained by Lender until the purchaser pays the selling price or takes possession of the Collateral. Lender has no liability to Borrowers if a purchaser fails to pay for or take possession of Collateral sold on those terms, and in the case of any such failure, Lender may sell the Collateral again upon notice complying with this Section.

10.2(c)(1)(I) Instead of or in conjunction with exercising the power of sale authorized by Section 10.2(c)(1)(H), Lender may proceed by suit at law or in equity to collect all amounts due on the Collateral, or to foreclose Lender’s Lien on and sell all or any portion of the Collateral pursuant to a judgment or decree of a court of competent jurisdiction.

10.2(c)(1)(J) Proceed against Borrowers on the Warehousing Note.

10.2(c)(1)(K) Retain all excess proceeds from the sale or other disposition of the Collateral, and apply them to the payment of the Obligations under Section 10.3.

10.2(d) Lender will incur no liability as a result of the commercially reasonable sale or other disposition of all or any portion of the Collateral at any public or private sale or other disposition.  Each Borrower waives (to the extent permitted by law) any claims it may have against Lender arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that Lender might have obtained at a public sale, or was less than the aggregate amount of the outstanding Advances, accrued and unpaid interest on those Advances, and unpaid fees, even if Lender accepts the first offer received and does not offer the Collateral to more than one offeree.  Each Borrower agrees that any sale of Collateral under the terms of a Purchase Commitment, or any other disposition of Collateral arranged by Lender, whether before or after the occurrence of an Event of Default, will be deemed to have been made in a commercially reasonable manner.

10.2(e) Each Borrower acknowledges that Mortgage Loans are collateral of a type that is the subject of widely distributed standard price quotations and that Mortgage-backed Securities are collateral of a type that is customarily sold on a recognized market.  Each Borrower waives any right it may have to prior notice of the sale of Pledged Securities, and agrees that Lender may purchase Pledged Loans and Pledged Securities at a customarily held private sale of such Collateral.

Page 10-4

10.2(f) Each Borrower specifically waives and releases (to the extent permitted by law) any equity or right of redemption, stay or appraisal that such Borrower has or may have under any rule of law or statute now existing or adopted after the date of this Agreement, and any right to require Lender to (i) proceed against any Person, (ii) proceed against or exhaust any of the Collateral or pursue its rights and remedies against the Collateral in any particular order, or (iii) pursue any other remedy within its power. Lender is not required to take any action to preserve any rights of Borrowers against holders of mortgages having priority to the Lien of any Mortgage or Security Agreement included in the Collateral or to preserve Borrowers’ rights against other prior parties.

10.2(g) Lender may, but is not obligated to, advance any sums or do any act or thing necessary to uphold or enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage or Security Agreement included in the Collateral, including payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement of this Agreement, together with interest on those amounts at the Default Rate, from the time paid by Lender until repaid by Borrowers, are deemed to be principal outstanding under this Agreement and the Warehousing Note.

10.2(h) No failure or delay on the part of Lender to exercise any right, power or remedy provided in this Agreement or under any other Loan Document, at law or in equity, will operate as a waiver of that right, power or remedy. No single or partial exercise by Lender of any right, power or remedy provided under this Agreement or any other Loan Document, at law or in equity, precludes any other or further exercise of that right, power, or remedy by Lender, or Lender’s exercise of any other right, power or remedy. Without limiting the foregoing, each Borrower waives all defenses based on the statute of limitations to the extent permitted by law. The remedies provided in this Agreement and the other Loan Documents are cumulative and are not exclusive of any remedies provided at law or in equity.

10.2(i) Each Borrower grants Lender a license or other right to use, without charge, such Borrower’s computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any of the Collateral and each Borrower’s rights under all licenses and all other agreements related to the foregoing inure to Lender’s benefit until the Obligations are paid in full.

Page 10-5

10.3 Application of Proceeds

Lender may apply the proceeds of any sale, disposition or other enforcement of Lender’s Lien on all or any portion of the Collateral to the payment of the Obligations in the order Lender determines in its sole discretion. From and after the indefeasible payment to Lender of all of the Obligations, any remaining proceeds of the Collateral will be paid to Borrowers, or to their respective successors or assigns, or as a court of competent jurisdiction may direct. If the proceeds of any sale, disposition or other enforcement of the Collateral are insufficient to cover the costs and expenses of that sale, disposition or other enforcement and payment in full of all Obligations, Borrowers are liable for the deficiency.

10.4 Lender Appointed Attorney-in-Fact

Effective upon an Event of Default, each Borrower appoints Lender its attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this Agreement, the Warehousing Note and the other Loan Documents and taking any action and executing any instruments that Lender deems necessary or advisable, subject to any restrictions or limitations imposed by FHA, Freddie Mac, Fannie Mae, or Ginnie Mae, to accomplish that purpose. Each Borrower’s appointment of Lender as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Lender may give notice of its Lien on the Collateral to any Person, either in a Borrower’s name or in its own name, endorse all Pledged Loans or Pledged Securities payable to the order of a Borrower, change or cause to be changed the book-entry registration or name of subscriber or Investor on any Pledged Security, prepare and submit for filing Uniform Commercial Code amendment statements with respect to any Uniform Commercial Code financing statements filed in connection with any item of Collateral or receive, endorse and collect all checks made payable to the order of a Borrower representing payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Loans or Pledged Securities and give full discharge for those transactions.

10.5 Right of Set-Off

Each Borrower hereby grants to Lender a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody safekeeping or control of Lender or any entity under the control of Lender, and its successors and assigns or in transit to any of them, other than Third Party Deposit Accounts.  At any time upon or after the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by Borrowers), Lender may setoff the same or any part thereof and apply the same to any liability or obligation of Borrowers even though unmatured and regardless of the adequacy of any other collateral securing the Loan.  ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH NON-THIRD PARTY DEPOSIT ACCOUNTS, CREDITS OR OTHER PROPERTY OF BORROWERS, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Page 10-6

End of Article 10

Page 10-7

11. MISCELLANEOUS

11.1 Notices

Except where telephonic or facsimile notice is expressly authorized by this Agreement, all communications required or permitted to be given or made under this Agreement (“Notices”) must be in writing and must be sent by manual delivery, overnight courier or United States mail (postage prepaid), addressed as follows (or at such other address as may be designated by it in a Notice to the other):

If to Borrowers:		Centerline Capital Group
100 Church Street, 15th Floor
New York, NY 10007
Attention: Chief Financial Officer
Facsimile: (212) 751-5704
If to Lender:		Capital One, National Association
Commercial Real Estate Banking
Ten Post Office Square, 11th Floor
Boston, MA 02109
	Attention:	Lein H. Tung
Filomena R. Cerqueira
Facsimile: (617) 788-2190
With a copy to:		Rackemann, Sawyer & Brewster
160 Federal Street
Boston, MA 02110
Attention: Francesco A. De Vito, Esq.
Facsimile: (617) 542-7437

All periods of Notice will be measured from the date of delivery if delivered manually or by facsimile, from the first Business Day after the date of sending if sent by overnight courier or from 4 days after the date of mailing if sent by United States mail, except that Notices to Lender under Article 2 shall be deemed to have been given only when actually received by Lender. Each Borrower authorizes Lender to accept such Borrower’s Advance Requests, shipping requests, wire transfer instructions, security delivery instructions and other routine communications concerning the Loan and the Collateral transmitted to Lender by facsimile and those documents, when transmitted to Lender by facsimile have the same force and effect as the originals.

11.2 Reimbursement Of Expenses; Indemnity

11.2(a) Whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to pay promptly: (i) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers, or other modifications thereto; (ii) the reasonable fees, expenses, and disbursements of counsel to Lender in connection with the negotiation, preparation, execution, and administration of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and any other documents or matters requested by Borrowers; (iii) all other actual and reasonable out-of-pocket costs and expenses incurred by Lender in connection with the establishment of the facility, the syndication of the Warehousing Commitment and the negotiation, preparation, and execution of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and the transactions contemplated thereby; and (iv) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of Lender and the fees and costs of appraisers, brokers, investment bankers or other experts retained by Lender) incurred by Lender in connection with (x) the enforcement of or preservation of rights under any of the Loan Documents against Borrowers or any other Person, or the administration thereof, (y) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings, and (z) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to Lender’s relationship with Borrowers, except to the extent arising out of Lender’s bad faith, gross negligence, willful misconduct or material breach of this Agreement or any other Loan Document, as finally determined by a court of competent jurisdiction.  The covenants of this Section shall survive payment or satisfaction of payment of amounts owing with respect to the Warehousing Note.  The amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including the Default Rate) and be an Obligation secured by any Collateral.

Page 11-1

11.2(b) Each Borrower shall indemnify and hold harmless Lender and Lender’s parent, affiliates, officers, directors, employees, attorneys, and agents and any subsequent holder of the Warehousing Note and all those claiming by, through or under Lender (each an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby (“Damages”) including, without limitation (i) any actual or proposed use by Borrowers or any of their Subsidiaries of the proceeds of the Loan, (ii) Borrowers or any of their Subsidiaries entering into or performing this Agreement or any of the other Loan Documents, or (iii) with respect to Borrowers and their respective Subsidiaries and their respective properties and assets, the violation of any applicable law, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that no Indemnified Party shall be entitled to indemnification if a court of competent jurisdiction finally determines (all appeals having been exhausted or waived) that such Indemnified Party acted in bad faith, with willful misconduct, gross negligence, or material breach of this Agreement or any other Loan Document.  In litigation, or the preparation therefor, Lender shall be entitled to select its own counsel and, in addition to the foregoing indemnity, each Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of Borrowers under this Section 11.2(b) are unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this Section 11.2(b) shall survive the repayment of the Loan and the termination of the obligations of Lender hereunder.

Page 11-2

11.3 Financial Information

All financial statements and reports furnished to Lender under this Agreement must be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the financial statements as at the end of and for Borrowers’ most recent fiscal year (except to the extent otherwise required to conform to good accounting practice) as disclosed in writing to Lender.

11.4 Terms Binding Upon Successors; Survival of Representations

The terms and provisions of this Agreement are binding upon and inure to the benefit of Borrowers, Lender and their respective successors and assigns. All of Borrowers’ representations, warranties, covenants and agreements survive the making of any Advance, and except where a longer period is set forth in this Agreement, remain effective for as long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed.

11.5 Assignment

11.5(a) Borrowers cannot assign this Agreement. Lender shall have the unrestricted right at any time or from time to time, and without Borrowers’ consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”), and each Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lender shall deem necessary to effect the foregoing; provided that the Borrowers shall have the right to consent to such assignment, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be required if an Default or Event of Default exists or the proposed Assignee is an Affiliate of Lender.  In addition, at the request of Lender and any such Assignee, Borrowers shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of but not in discharge of, the liability evidenced by the Warehousing Note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Lender, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Assignee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.  Lender may furnish any information concerning Borrowers in its possession from time to time to prospective Assignees, subject to Section 11.18 hereof.

Page 11-3

11.5(b) Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents (including, without limitation, any portion of the Warehousing Note) to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C.  Section 341.  No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

11.6 Amendments

Except as otherwise provided in this Agreement, this Agreement may not be amended, modified or supplemented unless the amendment, modification or supplement is set forth in a writing signed by Borrowers and Lender.

11.7 Governing Law

This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (the “Governing State”) (excluding the laws applicable to conflicts or choice of law).

11.8 Participations

Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrowers, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in Lender’s obligation to lend hereunder and/or any or all of the Loans held by Lender hereunder.  In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrowers, Lender shall remain responsible for the performance of its obligations hereunder and Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder.  Lender may furnish any information concerning Borrowers in its possession from time to time to prospective Participants, subject to Section 11.18 hereof.

11.9 Relationship of the Parties

This Agreement provides for the making and repayment of Advances by Lender (in its capacity as a lender) and Borrowers (in their capacity as borrowers), for the payment of interest on those Advances and for the payment of certain fees by Borrowers to Lender.  The relationship between Lender and Borrowers is limited to that of creditor and secured party on the part of Lender and of debtor on the part of Borrowers.  The provisions of this Agreement and the other Loan Documents for compliance with financial covenants and the delivery of financial statements and other operating reports are intended solely for the benefit of Lender to protect its interest as a creditor and secured party. Nothing in this Agreement creates or may be construed as permitting or obligating Lender to act as a financial or business advisor or consultant to Borrowers, as permitting or obligating Lender to control Borrowers or to conduct Borrowers’ operations, as creating any fiduciary obligation on the part of Lender to Borrowers, or as creating any joint venture, agency, partnership or other relationship between Lender and Borrowers other than as explicitly and specifically stated in the Loan Documents.  Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choice in connection with the negotiation and execution of the Loan Documents and to obtain the advice of that counsel with respect to all matters contained in the Loan Documents, including the waivers of jury trial and of punitive, consequential, special or indirect damages contained in Sections 11.16 and 11.17, respectively.  Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to Lender for credit and to execute and deliver this Agreement.

Page 11-4

11.10 Severability

If any provision of this Agreement is declared to be illegal or unenforceable in any respect, that provision is null and void and of no force and effect to the extent of the illegality or unenforceability, and does not affect the validity or enforceability of any other provision of this Agreement.

11.11 Consent to Credit References

Each Borrower consents to the disclosure of information regarding Borrowers and their respective Subsidiaries and their relationships with Lender to Persons making credit inquiries to Lender. This consent is revocable by Borrowers at any time upon Notice to Lender as provided in Section 11.1.

11.12 Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute but one and the same instrument.

11.13 Headings/Captions

The captions or headings in this Agreement and the other Loan Documents are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement or any other Loan Document.

11.14 Entire Agreement

This Agreement, the Warehousing Note and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by thereby.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, the Warehousing Note and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement, the Warehousing Note or the other Loan Documents.

11.15 Consent to Jurisdiction

EACH BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWERS BY MAIL AT THE ADDRESS SET FORTH HEREIN.  EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

Page 11-5

11.16 Waiver of Jury Trial

BORROWERS AND LENDER (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

11.17 Waiver of Punitive, Consequential, Special or Indirect Damages

EXCEPT AS PROHIBITED BY LAW, EACH BORROWER WAIVES ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES FROM LENDER OR ANY OF LENDER’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY BORROWER AGAINST LENDER OR ANY OF LENDER’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IS KNOWINGLY AND VOLUNTARILY GIVEN BY EACH BORROWER, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES WOULD OTHERWISE APPLY. LENDER IS AUTHORIZED AND DIRECTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES.

Page 11-6

11.18 Confidentiality
Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a confidential basis to its Affiliates and to its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors; (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable law or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section to: (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or to any credit derivative transaction relating to Borrowers and their obligations; (f) with the consent of Borrowers; and (g) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrowers. For purposes of this Section, “Information” means all information received from Borrowers relating to Borrowers or any of their businesses or Subsidiaries, other than any such information that is available to Lender on a nonconfidential basis prior to such disclosure. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.19 Joint and Several Liability

Each of CMC and CMP hereby acknowledges and agrees that it shall be jointly and severally liable for all of the Obligations of Borrowers under this Agreement and the other Loan Documents.

End of Article 11

Page 11-7

12.  DEFINITIONS; TERMS OF CONSTRUCTION

12.1 Defined Terms

When used in this Agreement and, unless otherwise defined therein, in any other Loan Document (and including, unless otherwise defined therein, in any Schedules or Exhibits to this Agreement and to the other Loan Documents), capitalized terms defined below or elsewhere in this Agreement have the following meanings or, as applicable, the meanings given to those terms in Exhibits to this Agreement:

“Advance” means a disbursement by Lender under Section 1.1.

“Advance Rate” means, with respect to any Eligible Loan, the Advance Rate set forth in Exhibit H for that type of Eligible Loan.

“Advance Request” has the meaning set forth in Section 2.1.

“Affiliate” means, when used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 5% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 5% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. For these purposes, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Agency Security” means a Mortgage-backed Security issued or guaranteed by Fannie Mae or Ginnie Mae.

“Agency Warehousing Facilities” means, collectively (a) this Agreement, as amended, modified, supplemented and restated from time to time, and (b) any other Mortgage Loan warehousing facilities now or hereafter entered into by a Borrower with customary terms and conditions for the financing of Eligible Loans and Mortgage Loans substantially similar thereto that (i) are secured by mortgages on Multifamily Properties, mobile home parks, and Health Care Facilities, (ii) are subject to unconditional purchase commitments from an investor, and (iii) provide for repayment of each advance made thereunder not more than sixty (60) days from the date such advance is made.

“Agreement” means this Mortgage Warehouse Loan and Security Agreement, either as originally executed or as it may be amended, restated, renewed or replaced.

“Applicable Base Rate” means, on any day, the Prime Rate in effect for such day, plus the Applicable Interest Rate Spread.

“Applicable Daily Floating LIBOR Rate” means, for any day, a rate per annum equal to the BBA LIBOR Daily Floating Rate for such day, plus the Applicable Interest Rate Spread.

Page 12-1

“Applicable Interest Rate Spread” means the rate which shall be determined quarterly as follows: for any Calendar Quarter (or any portion thereof), the Applicable Interest Rate Spread set forth in the chart below that corresponds in the chart below to the Deposit Level Average of the prior Calendar Quarter (or any portion thereof), provided that for the first Calendar Quarter (or any portion thereof) of the term of this Agreement, the Applicable Interest Rate Spread shall mean (i) 2.50% as long as the Deposit Level Average during such period is $37,500,000 or greater, (ii) 3.00% if the Deposit Level Average during such period is $18,750,000 to $37,499,99, and (iii) 3.50% if the Deposit Level Average during such period is $0 to $18,749,999.

Deposit Level Average	Applicable Interest Rate Spread
$37,500,000 or greater	2.50%
$18,750,000 to $37,499,999	3.00%
$0 to $18,749,999	3.50%

“Applicable Nonusage Rate” means the rate which shall be determined quarterly as follows: for any Calendar Quarter (or any portion thereof), the Applicable Nonusage Rate set forth in the chart below that corresponds in the chart below to the Deposit Level Average of the prior Calendar Quarter (or any portion thereof), provided that for the first Calendar Quarter (or portion thereof) of the term of this Agreement, the Applicable Nonusage Rate shall mean (i) 0.25% as long as the Deposit Level Average during such period is $37,500,000 or greater, (ii) 0.75% if the Deposit Level Average during such period is $18,750,000 to $37,499,999, and (iii) 1.25% if the Deposit Level Average during such period is $0 to $18,749,999.

Deposit Level Average	Applicable Nonusage Rate
$37,500,000 or greater	0.25%
$18,750,000 to $37,499,999	0.75%
$0 to $18,749,999	1.25%

“Applicable Rate” means, for any day (a) except as otherwise provided in Sections 3.12(b) and 3.12(e), the Applicable Daily Floating LIBOR Rate for such day, or (d) the Applicable Base Rate.

Page 12-2

“Appraised Property Value” means, as of any date, with respect to an interest in real property, the current fair market value of the real property and any improvements on it as reflected in an appraisal dated no earlier than 6 months prior to such date, determined in accordance with Title XI of FIRREA by a qualified appraiser who is a member of the American Institute of Real Estate Appraisers or other group of professional appraisers.

“Approved Custodian” means a pool custodian or other Person that Lender deems acceptable, in its sole discretion, to hold Mortgage Loans for inclusion in a Mortgage Pool or to hold Mortgage Loans as agent for an Investor that has issued a Purchase Commitment for those Mortgage Loans.

“ASC 860” means accounting pronouncement 860 from the Accounting Standards Council.

“Assignee” has the meaning set forth in Section 11.5(a).

“Audited Statement Date” means the date of Borrowers’ most recent audited financial statements (and, if applicable, Borrowers’ Subsidiaries, on a consolidated and consolidating basis) delivered to Lender under this Agreement.

“Authorized Representatives” has the meaning set forth in Section 3.13.

“Base Rate Loan” means the Loan (or any particular Advance) at any time it is being maintained at a rate of interest based upon the Applicable Base Rate.

“BBA LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest  per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Reuters (or other commercially available sources providing quotations of BBA LIBOR as selected by Lender from time to time) as determined for each such day at approximately 11:00 a.m. London time on the date in question, for U.S. dollar deposits (for delivery on the date in question, or, if not a London Banking  Day, on the immediately preceding London Banking Day) with a one month term, as adjusted from time to time in Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not published by Reuters or any other such commercially available source at such time for any reason, then such rate will be determined by such alternate method as reasonably selected by Lender.

“Borrower(s)” has the meaning set forth in the first paragraph of this Agreement.

“Borrowers’ Consolidated Group” means Borrowers and those of their Subsidiaries which are consolidated with Borrowers for the purposes of the preparation of their financial statements in accordance with GAAP.

“Business Day” means any day that is not a Saturday, Sunday or a public holiday or the equivalent for banks under the applicable Federal law and if no applicable Federal law exists then the applicable State law, provided that, when used in connection with a loan at the Applicable Daily Floating LIBOR Rate, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.  Except as expressly set forth herein, if any day on which the payment or performance of an obligation by Borrowers under this Agreement or any Loan Document is not a Business Day, then the payment or performance shall be due on the next day which is a Business Day.

Page 12-3

“Calendar Quarter” means the three (3) month period beginning on each January 1, April 1, July 1 or October 1.

“CCG” means Centerline Capital Group Inc., a Delaware corporation.

“CHC” means Centerline Holding Company, a Delaware statutory trust.

“Change in Control” means the occurrence of any of the following events:

(i)	the occurrence of any events or circumstances such that any of CMC, CMP or CCG, either directly or indirectly, shall no longer be controlled by CHC;

(ii)
as to CHC: (a) any merger or consolidation of CHC with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of CHC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of the total voting power on a fully diluted basis of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity; (b) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of total voting power of the aggregate outstanding common shares of CHC normally entitled to vote in the election of directors of CHC; (c) during any period of twelve (12) consecutive calendar months, individuals who were directors or trustees of CHC on the first day of such period (together with any new directors or trustees whose election by the board of directors or board of trustees of CHC or whose nomination for election by the stockholders of CHC was approved by a vote of a majority of the directors  or trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of CHC; or (d) any Person becomes entitled to either force a change in the individuals serving on CHC’s board of directors, or name one or more individuals to serve on CHC’s board of directors, as a result of such Person’s rights as a holder of any preferred capital stock of CHC; or

Page 12-4

(iii)
in the event that CCG issues preferred capital stock creating rights to force any change in CCG’s board of directors, if any, or management, the exercise of any such rights resulting in any such forced changes.

“Clearing Account” means the demand deposit accounts maintained at Lender in each Borrower’s name for charging for payment of the Obligations, as provided herein, and for returning any excess payment from an Investor for a Pledged Loan or Pledged Security.

“Closing Date” means, subject to Borrowers’ satisfaction of the conditions set forth in Article 5, the date as of which this Agreement is executed, as specified in the Preamble to this Agreement.

“Collateral” has the meaning set forth in Section 4.1.

“Collateral Documents” means, with respect to each Mortgage Loan, (a) the Mortgage Note, the Mortgage and all other documents including, if applicable, any Security Agreement, executed in connection with or relating to the Mortgage Loan; (b) as applicable, the original lender’s ALTA Policy of Title Insurance or its equivalent, documents evidencing the FHA commitment to insure, or private mortgage insurance, the appraisal, the environmental assessment, the engineering report, certificates of casualty or hazard insurance, credit information on the maker of the Mortgage Note; (c) any other document listed in the applicable Exhibit B; and (d) any other document that is customarily desired for inspection or transfer incidental to the purchase of any Mortgage Note by an Investor or that is customarily executed by the seller of a Mortgage Note to an Investor.

“Committed Purchase Price” means for an Eligible Loan (a) the dollar price as set forth in the Purchase Commitment or, if the price is not expressed in dollars, the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in the Purchase Commitment for the Eligible Loan, or (b) if the Eligible Loan is to be used to back an Agency Security, the dollar price as set forth in a Purchase Commitment or, if the price is not expressed in dollars the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in the Purchase Commitment for the Agency Security.

“Compliance Certificate” means a certificate executed on behalf of Borrowers by their chief financial officer or their treasurer or by another officer approved by Lender, substantially in the form of Exhibit E.

“Contingent Liabilities” means any Indebtedness or other liabilities of a Person not required by GAAP to be reflected as a liability on such Person’s financial statements, including, but not limited to, letters of credit, put guarantees, principal guarantees, repurchase obligations and loss share arrangements.  The amount attributed to any particular Contingent Liability shall be as determined in good faith by Borrowers, working with Lender.

“Custody Agreement” means that certain Custodian Agreement dated as of April 16, 2012 among Borrowers and Lender, as amended, modified and/or restated from time to time.

Page 12-5

“Daily Unused Portion” has the meaning set forth in Section 3.5.

“Damages” has the meaning set forth in Section 11.2(b).

“Debt Service” means for any Test Period of determination, for any Person (calculated on a consolidated basis with its Subsidiaries), the sum (a) Interest Expense for such period, plus (b) the aggregate amount of regularly scheduled or mandatory principal payments of Indebtedness (but excluding principal payments required under (i) Agency Warehousing Facilities, and (ii) optional prepayments and balloon principal payments due on maturity) required to be made during such period.

“Debt Service Coverage Ratio” means, for any Test Period, the ratio of (i) EBITDA for such period, to (ii) the Debt Service for such period.

“Default” means the occurrence of any event or existence of any condition that, but for the giving of Notice or the lapse of time, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.10.

“Deposit Level Average” means, for any Calendar Quarter (or any portion thereof), the average deposit balances of Borrowers held at Lender during such Calendar Quarter, as calculated by Lender.

“EBITDA” means, for any Test Period of a Borrower (and, if applicable, with such Borrower’s Subsidiaries, on a consolidated and consolidating basis), the result (determined with respect to the same period and without duplication) of the following:  (a) Net Income (or Deficit), plus (b) depreciation, amortization, and other noncash items included as an expense of such Borrower (and, if applicable, with such Borrower’s Subsidiaries, on a consolidated and consolidating basis) in the determination of Net Income (or Deficit), including noncash loan loss expense, plus (c) all taxes included as an expense of such Borrower (and, if applicable, with such Borrower’s Subsidiaries, on a consolidated and consolidating basis) in the determination of Net Income (or Deficit), plus (d) the expenses of such Borrower (and, if applicable, with such Borrower’s Subsidiaries, on a consolidated and consolidating basis) for such period for interest payable with respect to all Indebtedness included as an expense to the extent it exceeds interest income of such Borrower (and, if applicable, with such Borrower’s Subsidiaries, on a consolidated and consolidating basis) in the determination of Net Income (or Deficit), plus or minus (e) to the extent included in the determination of Net Income for such period, any extraordinary losses or gains resulting from sales, write-downs, write-ups, write-offs or other valuation adjustments of assets or liabilities, plus (f) any noncash expense due to ASC 860 included in the determination of Net Income (or Deficit), minus (g) any noncash income due to ASC 860 included in the determination of Net Income (or Deficit), minus (h) other noncash items included as income of such Borrower (and, if applicable, with such Borrower’s Subsidiaries, on a consolidated and consolidating basis) in the determination of Net Income (or Deficit), including noncash loan loss recoveries, and minus (i) actual loss share cash payments made to Fannie Mae or Freddie Mac in connection with a Fannie Mae DUS Mortgage Loan or a Freddie Mac Program Mortgage Loan.

Page 12-6

“Eligible Loan” means a Mortgage Loan that satisfies the conditions and requirements set forth in Exhibit H.

“Eligible Mortgage Pool” means a Mortgage Pool for which (a) an Approved Custodian has issued its initial certification, (b) there exists a Purchase Commitment covering the Agency Security to be issued on the basis of that certification, and (c) the Agency Security will be delivered to Lender.

“Eligible Servicing Portfolio” means, as of any date of determination, the principal balance of all FHA, Fannie Mae and Freddie Mac Mortgage Loans serviced by Borrowers under Servicing Contracts  minus the principal balance of any of those Mortgage Loans that are (a) past due for principal or interest for 60 days or more, (b) the subject of bankruptcy or foreclosure proceedings, (c) converted into real estate owned, and (d) covered by Servicing Contracts pledged by Borrowers or not owned by Borrowers.

“Equity Interests” means all shares, interests, participations or other equivalents, however, designated, of or in a Person (other than a natural person), whether or not voting, including common stock, membership interests, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which Borrowers are a member and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the conditions or events set forth in Section 10.1.

“Executive Order” has the meaning set forth in Section 6.19.

“Exhibit B” means Exhibit B-1 FNMA DUS, Exhibit B-2 FHA/GNMA and Exhibit B-3 Freddie Mac, as applicable to the type of Eligible Loan against which an Advance is to be made.

“Fair Market Value” means, at any time for an Eligible Loan or a related Agency Security (if the Eligible Loan is to be used to back an Agency Security) as of any date of determination, (a) the Committed Purchase Price if the Eligible Loan is covered by a Purchase Commitment from Fannie Mae or Freddie Mac or the Eligible Loan is to be exchanged for an Agency Security and that Agency Security is covered by a Purchase Commitment from an Investor, or (b) otherwise, the market price for such Eligible Loan or Agency Security, determined by Lender based on market data for similar Mortgage Loans or Agency Securities and such other criteria as Lender deems appropriate in its sole discretion.

Page 12-7

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor corporation or other entity.

“Fannie Mae Aggregation Program” means the program for the purchase of Mortgage Loans described in the Aggregation Product Line portion of Fannie Mae’s Negotiated Transactions Guide.

“Fannie Mae DUS Mortgage Loan” has the meaning specified in Exhibit H.

“Fannie Mae or Freddie Mac Loan Loss Reserves” means reserves established by Borrowers to absorb estimated future losses related to Fannie Mae DUS Mortgage Loans or Freddie Mac Program Mortgage Loans.

“Fee Letter” means that certain fee letter dated as of the date hereof among Borrowers and Lender with respect to this Agreement, as amended, modified and/or restated from time to time.

“FHA” means the Federal Housing Administration and any successor agency or other entity.

“FHA Construction Mortgage Loan” has the meaning set forth in Exhibit H.

“FHA Project Mortgage Loan” has the meaning set forth in Exhibit H.

“FICA” means the Federal Insurance Contributions Act and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“First Mortgage” means a Mortgage that constitutes a first Lien on the real property and improvements described in or covered by that Mortgage.

“First Mortgage Loan” means a Mortgage Loan secured by a First Mortgage.

“Foreign Assets Control Regulations” has the meaning set forth in Section 6.19.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or other successor agency or other entity.

“Freddie Mac Program” means Freddie Mac Seller/Servicer programs.

“Freddie Mac Program Mortgage Loan” has the meaning specified in Exhibit H.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in statements and pronouncements of the Financial Accounting Standards Board and the Accounting Standards Council, or in opinions, statements or pronouncements of any other entity approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

Page 12-8

“Ginnie Mae” means the Government National Mortgage Association, an agency of the United States government, and any successor agency or other entity.

“Governing State” has the meaning set forth in Section 11.7 of this Agreement.

“Governmental Authority” means any Federal, State or local governmental entity, including any agency or political subdivision thereof, within the United States of America.

“Health Care Facility” means a retirement service center, a board and care facility, an intermediate care facility, a nursing home or a hospital.

“Hedging Arrangements” means, with respect to any Person, any agreements or other arrangements (including interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

“HUD” means the U.S. Department of Housing and Urban Development, and any successor agency or other entity.

“Indebtedness” means, as to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of such Person and such Person’s Subsidiaries as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person and its Subsidiaries and all obligations representing the deferred purchase price of property, (b) all obligations evidenced by bonds, notes, debentures or other similar instruments, (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, (d) all guarantees, endorsements and other contingent obligations whether direct or indirect, in respect of indebtedness of others or otherwise, including any obligations under any agreements or other arrangements, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit, (e) Hedging Arrangements and (f) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of such Person and its Subsidiaries, but excluding, in all events obligations arising under operating leases and accounts payable arising in the ordinary course of business.

Page 12-9

“Indemnified Party” has the meaning set forth in Section 11.2(b).

“Information” has the meaning set forth in Section 11.18.

“Interest Expense” means, for any period, for any Person, the sum (calculated on an annualized basis), of such Person’s (A) interest expense determined in accordance with GAAP including, to the extent treated as interest under GAAP, premium payments, debt discounts, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of an asset, plus (B) capitalized interest not covered by an interest reserve from a loan facility, plus (C) the allocable portion (based on liability) of any accrued or paid interest incurred on any obligation for which any entity which is consolidated with such Person (including, as to Borrowers, Borrowers’ Consolidated Group) is wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities, provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories, but only to the extent such interest expense exceeds interest income included in such Person’s Net Income for such period.

“Interim Statement Date” means the date of the most recent unaudited financial statements of Borrowers (and, if applicable, Borrowers’ Subsidiaries, on a consolidated and consolidating basis) delivered to Lender under this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, Title 26 of the United States Code, and all rules, regulations and interpretations issued under those statutory provisions, as amended, and any subsequent or successor federal income tax law or laws, rules, regulations and interpretations.

“Investment Company Act” means the Investment Company Act of 1940 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Investors” means Fannie Mae and Freddie Mac or those financially responsible private institutions that Lender deems acceptable in its sole discretion, to issue Purchase Commitments with respect to a particular category of Eligible Loans and who are listed on Exhibit K hereto; provided, however, Lender may, from time to time, acting in its sole discretion, (a) eliminate any Person as an “Investor,” and/or (b) add as an “Investor” a Person proposed as such in writing by Borrowers; provided, further, however, the elimination of a Person as an “Investor” shall be effective only upon five (5) Business Days’ Notice from Lender to Borrowers and only with respect to Purchase Commitments relating to future Advances.  Exhibit K automatically shall be deemed to be amended from time to time to reflect the elimination or addition of Investors as provided herein.  Lender’s records identifying Investors from time to time, reflecting all effective eliminations and additions, shall be conclusive, absent manifest error.  Lender may, and at Borrowers’ request shall, from time to time create an updated Exhibit K reflecting the then Investors, which Lender shall furnish to Borrowers.

“Late Charges” has the meaning provided in Section 3.11.

Page 12-10

“Lender” has the meaning set forth in the first paragraph of this Agreement.

“Lender Only Account” means a Lender-access only demand deposit account maintained at Lender, in each Borrower’s name and designated for receipt of the proceeds of the sale or other disposition of Collateral.

“LIBOR Loan” means the Loan (or any particular Advance) at any time it is being maintained at a rate of interest based upon the BBA LIBOR Daily Floating Rate.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of such an agreement and any agreement to give any security interest).

“Liquid Assets” means the following assets owned by a Person as of any date of determination: unrestricted and unencumbered cash, funds on deposit in any bank located in the United States of America, investment grade commercial paper, money market funds, or marketable securities actively traded on a nationally recognized exchange.

“Loan” has the meaning set forth in Section 1.1 of this Agreement.

“Loan Documents” means this Agreement, the Warehousing Note, the Custody Agreement, the Fee Letter, any agreement of Borrowers relating to Subordinated Debt, any Security Agreement, if applicable, and each other document, instrument or agreement executed by Borrowers in connection with any of those documents, instruments and agreements, as originally executed or as any of the same may be amended, restated, renewed or replaced.

“London Banking Day means any Business Day that is also a day on which dealings in Dollar deposits are conducted in the London interbank market and commercial banks are open for international business in London.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Maturity Date” has the meaning set forth in Section 1.2.

“Miscellaneous Fees and Charges” means, without duplication, the miscellaneous fees set forth on Exhibit I and/or in the Custody Agreement and related documents and fee schedule to be entered into by Lender and Borrowers on or before the Closing Date, and all miscellaneous disbursements, charges and expenses incurred by or on behalf of Lender for the handling and administration of Advances and Collateral, including custodial fees, costs for Uniform Commercial Code, tax lien and judgment searches conducted by Lender, filing fees, charges for wire transfers (outgoing and incoming) and check processing charges, charges for security delivery fees, charges for overnight delivery of Collateral to Investors, recording fees, service fees and overdraft charges. Upon not less than 3 Business Days’ prior Notice to Borrowers, Lender may modify such Miscellaneous Fees and Charges (and Exhibit I, as may be appropriate) to conform to current Lender practices.

Page 12-11

“Mortgage” means a mortgage or deed of trust on real property that, except in the case of an FHA Construction Mortgage Loan, is improved and substantially completed.

“Mortgage-backed Securities” means securities that are secured or otherwise backed by Mortgage Loans.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Security Agreement.

“Mortgage Note” means a promissory note secured by one or more Mortgages and, if applicable, one or more Security Agreements.

“Mortgage Note Amount” means, as of any date of determination, the then outstanding and unpaid principal amount of a Mortgage Note (whether or not an additional amount is available to be drawn under that Mortgage Note).

“Mortgage Pool” means a pool of one or more Pledged Loans on the basis of which a Mortgage-backed Security is to be issued.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001 (a)(3) of ERISA, to which a Borrower or any ERISA Affiliate of a Borrower has any obligation with respect to its employees.

“Multifamily Property” means real property that contains or that will contain more than 4 dwelling units.

“Net Income (or Deficit)” means, for any fiscal period of Borrowers (calculated on a consolidated basis with their Subsidiaries), the net income (or deficit) of Borrowers, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

“Non-Usage Fee” has the meaning set forth in Section 3.5.

“Notices” has the meaning set forth in Section 11.1.

“Obligations” means all indebtedness, obligations and liabilities of Borrowers to Lender and Lender’s Subsidiaries (whether now existing or arising after the date of this Agreement, voluntary or involuntary, joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, or decreased or extinguished and later increased and however created or incurred), including, without limitation, Borrowers’ obligations and liabilities to Lender (a) under the Loan Documents, (b) for disbursements made by Lender for Borrowers’ account, (c) for overdrafts (which, if permitted shall be at Lender’s sole discretion), and (d) Automated Clearing House exposure and liabilities and obligations under Borrowers’ other cash management arrangements and account agreements with Lender.

Page 12-12

“Other Taxes” has the meaning set forth in Section 3.12(d).

“Overdraft Advance” has the meaning set forth in Section 3.7.

“Participant” has the meaning set forth in Section 11.8.

“Person” means and includes natural persons, corporations, limited liability companies, limited liability partnerships, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of those governments.

“Plan” means each employee benefit plan (whether in existence on the date of this Agreement or established after that date), as that term is defined in Section 3 of ERISA, maintained for the benefit of directors, officers or employees of Borrowers or any ERISA Affiliate.

“Pledged Assets” means, collectively, Pledged Loans and Pledged Securities.

“Pledged Hedging Accounts” has the meaning set forth in Section 4.1(g).

“Pledged Hedging Arrangements” has the meaning set forth in Section 4.1(g).

“Pledged Loans” has the meaning set forth in Section 4.1(b).

“Pledged Securities” has the meaning set forth in Section 4.1(c).

“Prime Rate” means on any day, the rate of interest per annum then most recently established by Lender as its “prime rate,” it being understood and agreed that such rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Lender may make various business or other loans at rates of interest having no relationship to such rate.  If Lender ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Prohibited Transaction” has the meanings set forth for such term in Section 4975 of the Internal Revenue Code and Section 406 of ERISA.

“Property” means a Multifamily Property or Health Care Facility securing a Mortgage Loan.

Page 12-13

“Purchase Commitment” means a written commitment, in form and substance satisfactory to Lender, issued in favor of a Borrower by an Investor under which that Investor commits to purchase Mortgage Loans or Mortgage-backed Securities for which an Advance has been made by Lender hereunder.

“Rating Agencies” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., Moody’s Investors Service, Inc., or any other nationally recognized rating agency approved by Lender.

“Recourse Delinquent Mortgage Loan” means any Mortgage Loan which is 60 days or more past due as to which a Borrower is liable personally on a recourse basis for all or any portion of the loss on the Mortgage Loan.

“Recourse Mortgage Loan” means a Mortgage Loan serviced by a Borrower as to which such Borrower is liable personally on a recourse basis for all or any portion of the loss on the subject Mortgage Loan.

“Reference Rate” means, as applicable for determining the Applicable Rate for any day, the BBA LIBOR Daily Floating Rate or the Prime Rate.

“Release Amount” has the meaning set forth in Section 4.3(f).

“Restriction List” and “Restriction Lists” means each and every list of Persons who are Specially Designated Nationals and Blocked Persons or otherwise are Persons to whom the Government of the United States prohibits or otherwise restricts the provision of financial services. For the purposes of this Agreement, “Restriction Lists” include the list of Specially Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 (September 23, 2001) and maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury, current as of the day the Restriction List is used for purposes of comparison in accordance with the requirements of this Agreement, so that Persons subject to the jurisdiction of the United States will know that they are prohibited from dealing with such Specially Designated Nationals and Blocked Persons and that they must block all property within their possession or control in which such Specially Designated Nationals and Blocked Persons have an interest.

“Scheduled Contingent Liabilities” means those Contingent Liabilities of Borrowers and/or their Subsidiaries that are (a) described on Exhibit L hereto as of the date hereof, or (b) incurred after the date hereof with the prior written approval of Lender.

“Second Mortgage” means a Mortgage that constitutes a second Lien on the real property and improvements described in or covered by that Mortgage.

“Second Mortgage Loan” means a Mortgage Loan secured by a Second Mortgage.

Page 12-14

“Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

“Servicing Contract” means, with respect to any Person, a written contract under which that Person has the right to service Mortgage Loans.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Mortgage Loans that are serviced by that Person for others under subservicing arrangements.

“Shipped Period” means the maximum number of days specified in Exhibit H during which an Advance may remain outstanding against a Pledged Loan that has been sent to (a) an Investor or a custodian for an Investor for examination and purchase under a Purchase Commitment, (b) an Approved Custodian for examination and inclusion in an Eligible Mortgage Pool, or (c) a pool custodian for examination and inclusion in a Mortgage Pool.

“Specially Designated Nationals or Blocked Persons” means Persons which are owned or controlled by, or acting on behalf of, the government of target countries or are associated with international narcotics trafficking or terrorism.

“Statement Date” means the Audited Statement Date or the Interim Statement Date, as applicable.

“Sublimit” means the aggregate amount of Advances (expressed as a dollar amount or as a percentage of the Warehousing Commitment Amount) that is permitted to be outstanding at any one time against a specific type of Eligible Loan, as set forth in Exhibit H.

“Subordinated Debt” means (a) all indebtedness of Borrowers for borrowed money that is effectively subordinated in right of payment to all present and future Obligations under a Subordination of Debt Agreement on the form prescribed by Lender, and (b) solely for purposes of Section 8.6, all indebtedness of Borrowers that is required to be subordinated by Sections 5.1(b) and 7.11.

“Subordinate Mortgage” means a Mortgage that constitutes a Lien that is not a first Lien on the real property and improvements described in or covered by that Mortgage.

“Subordinate Mortgage Loan” means a Mortgage Loan secured by a Subordinate Mortgage, (a) for which all prior Mortgage Loans on that Property are being serviced by a Borrower under a Servicing Contract, and (b)(i) with respect to Fannie Mae DUS Mortgage Loans, for which all prior Mortgage Loans on that Property have been sold to, or are subject to a Purchase Commitment issued by, Fannie Mae, (ii) with respect to Freddie Mac Program Mortgage Loans, for which all prior Mortgage Loans on that Property have been sold to, or are subject to a Purchase Commitment issued by, Freddie Mac, and (iii) with respect to FHA Project Mortgage Loans, for which all prior Mortgage Loans on that Property are FHA insured Mortgage Loans.

Page 12-15

“Subordination of Debt Agreement” has the meaning set forth in Section 5.1(b).

“Subsidiary” means any corporation, partnership, association or other business entity in which more than 50% of the shares of stock or other ownership interests having voting power for the election of directors, managers, trustees or other Persons performing similar functions is at the time owned or controlled by any Person either directly or indirectly through one or more Subsidiaries of that Person.

“Tangible Net Worth” means, as of any date of determination, with respect to a Borrower, the excess of such Borrower’s total assets over total liabilities as of such date, each determined on a consolidated basis with their Subsidiaries in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered to Lender, plus Fannie Mae or Freddie Mac Loan Loss Reserves (excluding specific reserves for identified losses).  For purposes of calculating Borrowers’ Tangible Net Worth, advances or loans to owners, shareholders, directors, officers, employees or Affiliates, investments in Affiliates, assets pledged to secure liabilities not included in Indebtedness, intangible assets, restricted cash and other assets that HUD deems unacceptable must be excluded from Borrowers’ total assets, as well as other assets that Lender deems unacceptable, in its sole discretion, upon 90-day written notice by Lender.

“Taxes” has the meaning set forth in Section 3.12(c).

“Test Period” means each period of four consecutive calendar quarters then ended, in each case, taken as an accounting period.

“Third Mortgage” means a Mortgage that constitutes a third Lien on the real property and improvements described in or covered by that Mortgage.

“Third Mortgage Loan” means a Mortgage Loan secured by a Third Mortgage.

“Third Party Deposit Account” means any account maintained by a Borrower at Lender in which the funds deposited therein have been designated by such Borrower as being held in trust, in escrow or in a custodial capacity for the benefit of third parties or as being reserves for federal low-income housing tax credits under Section 42 of the Internal Revenue Code.

“Third Party Originated Loan” means a Mortgage Loan originated and funded by a third party and subsequently purchased by a Borrower.  A Third Party Originated Loan cannot be an Eligible Loan, except as permitted in Exhibit H.

“Trading with the Enemy Act” has the meaning set forth in Section 6.19.

“Trust Receipt” means a trust receipt in a form approved by and under which Lender may deliver any document relating to the Collateral to a Borrower for correction or completion.

Warehousing Collateral Value” means, as of any date of determination, without duplication, (a) with respect to any Eligible Loan, the lesser of (1) the amount of any Advance made, or that could be made, against such Eligible Loan under Exhibit H or (2) an amount equal to the Advance Rate for the applicable type of Eligible Loan multiplied by the Fair Market Value of such Eligible Loan; and (b) if Eligible Loans have been exchanged for Agency Securities, the lesser of (1) the amount of any Advances outstanding against the Eligible Loans backing the Agency Securities or (2) an amount equal to the Advance Rates for the applicable types of Eligible Loans backing the Agency Securities multiplied by the Fair Market Value of the Agency Securities.

Page 12-16

“Warehousing Commitment” has the meaning set forth in Section 1.1.

“Warehousing Commitment Amount” means $75,000,000.

“Warehousing Commitment Fee” has the meaning set forth in Section 3.4.

“Warehousing Note” has the meaning set forth in Section 1.3.

“Warehouse Period” means, for any Eligible Loan, the maximum number of days an Advance against that type of Eligible Loan may remain outstanding as set forth in Exhibit H.

12.2 Other Definitional Provisions; Terms of Construction

12.2(a) Accounting terms not otherwise defined in this Agreement have the meanings given to those terms under GAAP.

12.2(b) Defined terms may be used in the singular or the plural, as the context requires.

12.2(c) All references to time of day mean the then applicable time in Boston, Massachusetts, unless otherwise expressly provided.

12.2(d) References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

12.2(e) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

12.2(f) Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.”

12.2(g) All incorporations by reference of provisions from other agreements are incorporated as if such provisions were fully set forth into this Agreement, and include all necessary definitions and related provisions from those other agreements.  All provisions from other agreements incorporated into this Agreement by reference survive any termination of those other agreements until the Obligations of Borrowers under this Agreement and the Warehousing Note are irrevocably paid in full and the Warehousing Commitment is terminated.

Page 12-17

12.2(h) All references to the Uniform Commercial Code shall be deemed to be references to the Uniform Commercial Code in effect on the date of this Agreement in the applicable jurisdiction.

12.2(i) Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

12.2(j) All references to money (including the symbol “$”) are to lawful currency of the United States.

12.2(k) References to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns.

12.2(l) Unless explicitly set forth to the contrary, a reference to a “Subsidiary” means a Subsidiary of a Borrower or a Subsidiary of such Subsidiary, and a reference to an “Affiliate” means an Affiliate of a Borrower.

12.2(m) To the extent the context requires, all references to “FHA” shall be deemed to also refer to “HUD” and all references to “HUD” shall also be deemed to refer to “FHA”.

12.2(n) To the extent the context requires, all references to one or a particular Borrower shall mean Borrowers and all references to Borrowers shall mean one Borrower or a particular Borrower.

12.2(o) All obligations of Borrowers under this Agreement and the other Loan Documents shall be joint and several.

End of Article 12

[signature page follows]

Page 12-18

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

CENTERLINE MORTGAGE CAPITAL INC.

By:
Name:
Title:

CENTERLINE MORTGAGE PARTNERS INC.

By:
Name:
Title:

CAPITAL ONE, NATIONAL ASSOCIATION

By:
Name:	Filomena R. Cerqueira
Title:	Senior Vice President

S-1